UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Pinnacle West Capital Corporation

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PINNACLE WEST CAPITAL CORPORATION
Post Office Box 53999
PHOENIX, ARIZONA 85072-3999
NOTICE AND PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
Wednesday May 21, 2008
To our Shareholders:
     You are invited to attend the 2008 Annual Meeting of Shareholders of Pinnacle West Capital Corporation (the “Company” or “Pinnacle West”) to be held at the Herberger Theater Center, 222 East Monroe, Phoenix, Arizona 85004, at 10:30 a.m., Mountain Standard Time, on Wednesday, May 21, 2008. At this meeting, we are asking you to vote on the following proposals in addition to any other business that may properly come before the meeting:
(1)	Elect twelve (12) directors to serve until the 2009 Annual Meeting of Shareholders (Proposal 1);

(2)	Approve an amendment to the Company’s Articles of Incorporation to provide for a majority shareholder vote to amend the Articles of Incorporation (Proposal 2); and

(3)	Ratify the appointment of the Company’s independent auditors for the fiscal year ending December 31, 2008 (Proposal 3).
     All shareholders of record at the close of business on March 24, 2008 are entitled to notice of and to vote at the meeting. Shares can be voted at the meeting only if the holder is present or represented by proxy.

By order of the Board of Directors,

NANCY C. LOFTIN
Senior Vice President, General Counsel and Secretary
We are first furnishing the proxy materials to Shareholders on:
April 10, 2008

We encourage each shareholder to sign and return a proxy card or to use telephone or internet voting.
Please see our General Information section for information about voting by telephone, internet or mail.

TABLE OF CONTENTS
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Page

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RELATED PARTY TRANSACTIONS	14
AUDIT MATTERS	15
Report of the Audit Committee	15
Who are the Company’s independent auditors and will they be at the Annual Meeting?	16
What fees were paid to our independent registered public accountants in 2006 and 2007?	16
What are the Audit Committee’s pre-approval policies?	16
EXECUTIVE COMPENSATION	17
COMPENSATION DISCUSSION AND ANALYSIS	17
Introduction	17
What are our processes and procedures for considering and determining executive compensation?	17
What are the objectives of the Company’s compensation programs?	18
What is the compensation program designed to reward?	19
How does the Company determine the amount (and the formula) for each element of compensation paid to its Named Executive Officers?	19
What are the elements of the Company’s compensation program?	21
Why does the Company choose to pay each element of compensation to its Named Executive Officers?	26
How does each element of compensation and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements?	26
What impact do taxation and accounting considerations have on the decisions regarding executive compensation?	26
Do we have stock ownership guidelines for our Named Executive Officers?	27
REPORT OF THE HUMAN RESOURCES COMMITTEE	27
SUMMARY COMPENSATION TABLE	28
GRANTS OF PLAN-BASED AWARDS	32
EMPLOYMENT AGREEMENTS	34
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	34
OPTION EXERCISES AND STOCK VESTED	37
PENSION BENEFITS	38
DISCUSSION OF PENSION BENEFITS	39
NONQUALIFIED DEFERRED COMPENSATION	42
DISCUSSION OF NONQUALIFIED DEFERRED COMPENSATION	42
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL	43
HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	47
PROPOSAL 2 — COMPANY PROPOSAL TO PROVIDE FOR MAJORITY SHAREHOLDER VOTE TO AMEND THE ARTICLES OF INCORPORATION	47
Background	47
Reasons for Proposed Amendment	47
Effect of the Voting Outcome	48

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PROPOSAL 3 — RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY	48
ADDITIONAL INFORMATION	49
How do we submit shareholder proposals or director nominations for the next Annual Meeting?	49
How many Annual Reports and proxy statements are delivered to a shared address?	49
How much did this proxy solicitation cost?	49
APPENDIX A	50

- iii -

GENERAL INFORMATION
Introduction
     This proxy statement contains information regarding the Company’s 2008 Annual Meeting of Shareholders to be held at the Herberger Theater Center, 222 East Monroe, Phoenix, Arizona 85004, at 10:30 a.m., Mountain Standard Time, on Wednesday, May 21, 2008. Your proxy is being solicited by the Company’s Board of Directors.
     In accordance with rules and regulations recently adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are now furnishing proxy materials to our shareholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials other than as described therein. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials.
     It is anticipated that the Notice of Internet Availability of Proxy Materials is first being sent to shareholders on or about April 10, 2008. The proxy statement and the form of proxy relating to the 2008 Annual Meeting are first being made available to shareholders on or about April 10, 2008.
What is the purpose of the Annual Meeting?
     At the Annual Meeting you will vote on the matters outlined in the notice of meeting on the cover page of this proxy statement.
Who is entitled to vote?
     All shareholders at the close of business on March 24, 2008 (the record date) are entitled to vote at the meeting. Each holder of outstanding Company common stock is entitled to one vote per share held as of the record date on all matters on which shareholders are entitled to vote, except for the election of directors, in which case “cumulative” voting applies (see “What is required to approve the items to be voted on?” on page 2 of this proxy statement). At the close of business on the record date, there were 100,619,658 shares of common stock outstanding.
How do I vote?
     You may vote in person or by a validly designated proxy, or, if you or your proxy will not be attending the meeting, you may vote in one of three ways:
Vote by internet. The website address for internet voting is on your Notice of Internet Availability of Proxy Materials. Internet voting is available 24 hours a day;
Vote by telephone. The toll-free number for telephone voting is on your proxy card. Telephone voting is available 24 hours a day; or
Vote by mail. If you have requested and received a copy of our proxy materials, mark, date, sign and mail promptly a proxy card (a postage-paid envelope will be provided for mailing in the United States).
     If you vote by telephone or internet, DO NOT mail a proxy card.
Is my vote confidential?
     Yes, your vote is confidential. Only the following persons have access to your vote: election inspectors; individuals who help with processing and counting of votes; and persons who need access for legal reasons. If you write comments on your proxy card, your comments will be provided to the Company, but how you vote will remain confidential.

What constitutes a quorum?
     To carry on the business of the meeting, we must have a quorum. A quorum is present when a majority of the outstanding shares, as of the record date, is represented in person or by proxy. Shares owned by the Company are not considered outstanding or present at the meeting. Shares that are entitled to vote but that are not voted at the direction of the beneficial owner (called abstentions) and votes withheld by brokers in the absence of instructions from beneficial owners (called broker non-votes) will be counted for the purpose of determining whether there is a quorum for the transaction of business at the meeting.
What are the Board’s recommendations?
     Unless you give other instructions through your proxy vote, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth below, together with the description of each item to be voted on in this proxy statement. In summary, the Board recommends a vote:
•	FOR election of the nominated slate of directors (see Proposal 1);

•	FOR amending the Articles of Incorporation to provide for a majority shareholder vote to amend the Articles of Incorporation (see Proposal 2); and

•	FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008 (see Proposal 3).
What is required to approve the items to be voted on?
Election of Directors. Individuals receiving the highest number of votes will be elected. The number of votes that a shareholder may, but is not required to, cast is calculated by multiplying the number of shares of common stock owned by the shareholder, as of the record date, by the number of directors to be elected. Any shareholder may cumulate his or her votes by casting them all in person or by proxy for any one nominee, or by distributing them among two or more nominees. Abstentions and broker non-votes will not be counted towards a nominee’s total and will have no effect on the election of directors. You may not cumulate your votes against a nominee. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes for any one or more (but less than all) nominees, you should contact your broker, trustee or nominee. Cumulative voting applies only to the election of directors. The Company’s Corporate Governance Guidelines provide that, in an uncontested election, a director nominee who receives a greater number of votes “withheld” for his or her election than “for” such election will tender his or her resignation for consideration to the Corporate Governance Committee. The Corporate Governance Committee is required to evaluate all relevant factors relating to the election results, including the effect of the exercise of cumulative voting, and subject to legal and regulatory requirements, decide whether to accept or reject the resignation. The complete terms of this resignation policy are contained in Section 4 of the Corporate Governance Guidelines available at www.pinnaclewest.com.
Amendment to the Articles of Incorporation. Under the Articles of Incorporation, the approval of the holders of at least two-thirds of our outstanding common stock is required to amend the Articles of Incorporation as recommended in Proposal 2. In determining whether Proposal 2 has received the requisite number of votes, abstentions and broker non-votes will have the same effect as votes against Proposal 2.
Ratification of the Appointment of the Independent Auditors. In connection with the ratification of the appointment of the independent auditors for the fiscal year ending December 31, 2008, the affirmative vote of a majority of the shares voted on that item will be required for approval. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Will shareholders be asked to vote on any other matters?
     The Board of Directors is not aware of any other matters that will be brought before the shareholders for a vote. If any other matters properly come before the meeting, the proxy holders will vote on those matters in accordance with the recommendations of the Board of Directors, or, if no recommendations are given, in accordance with their own judgment. Shareholders attending the meeting may directly vote on those matters or they may vote by proxy.

Who is entitled to attend the Annual Meeting?
     You or your validly designated proxy may attend the meeting if you were a shareholder as of the record date. However, the Chairman of the meeting may limit the number of proxy representatives permitted to attend if a shareholder sends several representatives to the meeting.
Can I change or revoke my vote after I submit my proxy?
     Even after you have submitted your proxy card or voted by telephone or by internet, you may change or revoke your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a signed proxy card bearing a later date. The powers of the proxy holders will be suspended with respect to your shares if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
How do I get a copy of the Annual Report?
     You can access our Annual Report via the internet or request a copy as described in the Notice of Internet Availability of Proxy Materials that was sent to you. In addition, a copy of the Annual Report is available on the Company’s website (www.pinnaclewest.com) and will be provided to any shareholder upon request. Shareholders may request a copy from Shareholder Services at the telephone number or address set forth in “How many Annual Reports and proxy statements are delivered to a shared address?” on page 49 of this proxy statement.
INFORMATION ABOUT OUR BOARD, ITS COMMITTEES AND OUR CORPORATE GOVERNANCE
How often did the Board meet during 2007?
     The full Board of Directors met ten (10) times during 2007. Every director attended at least eighty-five percent (85%) of the meetings of the full Board and any committees on which he or she served.
Do we have independent directors?
     Yes. New York Stock Exchange (“NYSE”) rules require companies whose securities are traded on the NYSE to have a majority of independent directors. These rules describe certain relationships that prevent a director from being independent and require a company’s board of directors to make director independence determinations in all other circumstances. The Company’s Board of Directors has adopted Director Independence Standards to assist the Board in making director independence determinations. These Director Independence Standards are available at the Company’s website at www.pinnaclewest.com.
     Based on the Board’s review, the Board of Directors has determined that two (2) of the Company’s thirteen (13) directors are not independent and that eleven (11) of the directors are independent. The eleven (11) independent directors are Messrs. Basha, Gallagher, Herberger, Jamieson, Lopez, Nordstrom, Parker and Stewart, and Mses. Clark-Johnson, Grant and Munro. The Board also determined that Ms. Hesse, who did not stand for re-election at our 2007 Annual Meeting, was independent. Messrs. Davis and Post are not independent under NYSE rules or the Director Independence Standards because of their employment with the Company. Mr. Davis has announced his retirement from the Company effective March 1, 2008. He has also decided to not stand for re-election as a director at the end of his current term. Since Mr. Davis is not standing for re-election, if all of the directors standing for election at the 2008 Annual Meeting are elected, the Board will have twelve (12) directors, all of whom, except for Mr. Post, will be independent.
How did the Board make its independence determinations?
     In accordance with the NYSE rules and the Director Independence Standards, the Board undertakes an annual review to determine which of its directors are independent. The reviews generally take place in the first quarter of each year; however, directors are required to notify the Company of any changes that occur throughout the year that may impact their independence.

     In determining that Mr. Stewart is an independent director as part of the 2007 review, the Board considered that Mr. Stewart’s last date of employment with the Company was November 26, 2003, which was more than three years ago. In addition, although he had a nuclear consulting arrangement with Arizona Public Service Company (“APS”) during 2006, which has since terminated, the amount of fees paid to him under this arrangement was well below the amounts set forth in the NYSE rules and the Director Independence Standards.
     In determining that Mr. Gallagher is an independent director, the Board considered that the law firm of Gallagher and Kennedy, P.A. provided legal services to the Company in prior years and in 2007, and will perform legal services for the Company in 2008. However, since: (a) the amounts paid to Gallagher and Kennedy, P.A. were less than the dollar thresholds set forth in the NYSE rules and the Director Independence Standards; (b) Mr. Gallagher does not furnish legal services to the Company; and (c) he has advised the Company that he receives no compensation or benefits from Gallagher and Kennedy, P.A. as a result of the firm providing legal services to the Company, the Board determined that Mr. Gallagher was independent.
     In considering the independence of Ms. Clark-Johnson, who is President of the Newspaper Division of Gannett Co., Inc. (“Gannett”), the Board considered the fact that the Company and its affiliates purchase newspaper subscriptions, legal notice publications and advertising from The Arizona Republic, AZCentral.com, and KPNX-TV, all of which are owned by Gannett. The Board determined that these transactions do not impact Ms. Clark-Johnson’s independence because they are ordinary course, arms-length transactions that are not material to either the Company or to Gannett. Ms. Clark-Johnson has announced her retirement from Gannett, effective May of 2008.
     In considering the independence of Mr. Parker, who is the Chairman and Chief Executive Officer of US Airways, the Board considered the fact that (a) directors and employees of the Company and its subsidiaries purchase air travel and freight from time to time for business purposes from US Airways or its affiliates, as well as limited advertising in the airline’s magazine; and (b) US Airways or its affiliates rented office space from SunCor Development Company (“SunCor”), a wholly-owned subsidiary of the Company, under three leases entered into in 2007, which were subsequently assigned to a third party when SunCor sold the buildings in December of 2007. The Board determined that these matters do not impact Mr. Parker’s independence because they are ordinary course, arms-length transactions that are not material to either the Company or US Airways and, in the case of the leases, were negotiated or entered into before Mr. Parker became a director of the Company.
     With respect to Ms. Hesse, who was a Board member prior to the 2007 Annual Meeting, from time to time in 2006 and in 2007, the Company contracted for services from a subsidiary of AMEC plc. Ms. Hesse is a director of AMEC plc. However, since the amounts paid to these entities was less than the dollar thresholds set forth in the NYSE rules and the Director Independence Standards and the only position Ms. Hesse holds with AMEC plc is as a director, the Board determined that Ms. Hesse was independent.
     With respect to all of the directors, the Board considered that many of the directors and/or businesses of which they are officers, directors or shareholders are located in APS’ service territory and receive electricity from APS. The Board considered these relationships as well in determining the directors’ independence, but because the rates and charges for electricity provided by APS are fixed by the Arizona Corporation Commission, and the directors satisfied the other independence criteria specified in the NYSE rules and the Director Independence Standards, the Board determined that these relationships did not impact any director’s independence. The Board also considered contributions to charitable and non-profit organizations where a director also serves as a director of such charities or organizations. However, since none of the directors also serves as an executive officer of such charitable or non-profit organizations, the Board determined these payments did not impact any director’s independence.
What are the Committees the Board has established?
     The Board has a standing Audit Committee, Human Resources Committee, Corporate Governance Committee and Finance, Nuclear and Operating Committee. The Audit Committee, Human Resources Committee and Corporate Governance Committee are made up of independent directors (see “Do we have independent directors?” on page 3 of this proxy statement). The following table sets forth the membership of these Committees as of the date of this proxy statement:

Finance,
		Human	Corporate	Nuclear and
	Audit	Resources	Governance	Operating
Director	Committee	Committee	Committee	Committee
Edward N. Basha, Jr.	✓	✓	✓
Susan Clark-Johnson		✓	✓	✓
Jack E. Davis				✓
Michael L. Gallagher				X
Pamela Grant	✓	✓	✓
Roy A. Herberger, Jr.		X	✓	✓
William S. Jamieson	✓	✓	✓
Humberto S. Lopez	✓	✓	✓
Kathryn L. Munro	✓		X	✓
Bruce J. Nordstrom	X		✓	✓
W. Douglas Parker	✓		✓	✓
William J. Post				✓
William L. Stewart				✓

✓   Member
X   Chairman
Where can I find the charters of the Board’s Committees and how do I get a copy?
     All of the charters of the Board’s Committees are publicly available at the Company’s website (www.pinnaclewest.com).
What are the responsibilities of the Audit Committee?
     The primary functions of the Audit Committee, which held six (6) meetings in 2007, are to assist the Board in monitoring the following:
•	the integrity of the Company’s financial statements;

•	the independent auditors’ qualifications, independence and performance;

•	the performance of the Company’s internal audit function; and

•	the Company’s compliance with legal and regulatory requirements.
     The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. The Board has determined that each member of the Audit Committee meets the NYSE experience requirements for audit committee members and that Mr. Nordstrom, the Chairman of the Audit Committee, is an “audit committee financial expert” under applicable SEC rules. Mr. Nordstrom has been a certified public accountant (“CPA”) for more than thirty-six (36) years. During his career as a CPA, he has prepared, reviewed, audited and analyzed a wide variety of financial statements. As founder and president of Nordstrom and Associates, P.C., in addition to directly providing audit services to clients, he supervises other CPAs in their performance of audit services. All members of the Audit Committee meet the independence requirements of the NYSE rules, SEC rules and the Director Independence Standards.
What are the responsibilities of the Human Resources Committee?
     The responsibilities and independence of the Human Resources Committee are described in the Compensation Discussion and Analysis under the heading “What are our processes and procedures for considering and determining executive compensation? — The Human Resources Committee” on page 17 of this proxy statement.

What are the responsibilities of the Finance, Nuclear and Operating Committee?
     Among other things, the Finance, Nuclear and Operating Committee, which held four (4) meetings in 2007, has the authority and responsibility under its Charter to:
•	review and assess reports from the Palo Verde Nuclear Oversight Committee (the “NOC”), which formally reports to the Committee and APS’ Chief Executive Officer;

•	review the Company’s historical and projected financial performance and annual budgets;

•	review and recommend approval of short-term investments and borrowing guidelines;

•	review the Company’s financing plan and recommend approval of credit facilities and the issuance of long-term debt and common equity;

•	review and recommend to the Board the Company’s dividend actions, including stock dividends and other distributions;

•	review and monitor the performance of the Company’s environmental policies; and

•	review and monitor the customer and power plant operations of the Company.
     The members of the NOC are Warren F. Peabody, L. Joseph Callan, Michael B. Sellman, William L. Stewart and Alfred C. Tollison, Jr. The purpose of the NOC is to provide the Finance, Nuclear and Operating Committee and APS executive management with an independent assessment of the performance of the Palo Verde Nuclear Generating Station (“Palo Verde”). Performance includes nuclear safety, plant reliability, plant management, and organizational effectiveness. The NOC performs assessments of Palo Verde compared to established nuclear industry standards and practices and corporate requirements. In addition to the NOC, Palo Verde also receives input from the Palo Verde Offsite Safety Review Committee (the “PVOSRC”). The PVOSRC reports to the Company’s Chief Nuclear Officer and is comprised entirely of non-employee individuals with senior management experience in the nuclear industry. The PVOSRC reviews the overall performance of the plant, including its safety performance. The PVOSRC also reviews proposed changes to Palo Verde’s license prior to submitting such changes to the Nuclear Regulatory Commission.
What are the responsibilities of the Corporate Governance Committee?
     The Corporate Governance Committee is responsible for developing policies and practices relating to corporate governance, including the development of the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Company’s website (www.pinnaclewest.com), and will be provided to any shareholder upon request. Shareholders may request a copy by contacting Shareholder Services at the telephone number or address set forth in “How many Annual Reports and proxy statements are delivered to a shared address?” on page 49 of this proxy statement. Additional functions of the Corporate Governance Committee include the development and recommendation to the full Board of criteria for selecting new directors; identifying and evaluating individuals qualified to become members of the Board, consistent with criteria approved by the Board; recommending director nominees to the full Board; and recommending to the Board the directors who should serve on each of the Board’s committees.
Do the non-management and independent directors meet without management present?
     Yes. NYSE rules require non-management directors to meet at regularly scheduled sessions without management. In 2007, all of the Company’s non-management directors were given notice of and could attend the meetings of the Corporate Governance Committee. The Corporate Governance Committee met three (3) times in 2007 and, at each of these meetings, management was not present for all or part of the meeting and the Company’s independent directors met in executive session. Ms. Munro chairs the Corporate Governance Committee and the meetings of the non-management directors and, as the Chair of the Corporate Governance Committee, serves as the Company’s lead director. The lead director performs the following functions:
•	Serves as a liaison between the Chairman of the Board and the independent directors;

•	Advises the Chairman of the Board on the appropriate schedule of Board meetings, reviews and provides the Chairman of the Board with input regarding agendas for the Board meetings and, as appropriate or as requested, reviews and provides the Chairman of the Board with input regarding information sent to the Board;

•	Presides at all meetings at which the Chairman of the Board is not present, including executive sessions of the non-employee and the independent directors;

•	Calls meetings of the non-employee and the independent directors when necessary and appropriate;

•	Oversees the Board and Board committee self-assessment process;

•	Is available for consultation and direct communication with the Company’s shareholders and other interested parties; and

•	Performs such other duties as the non-employee directors may from time to time delegate.
     The Audit Committee met six (6) times in 2007, and at five (5) of these meetings, (and the Human Resources Committee met four (4) times in 2007 where) management was not present for a part of the meeting.
How are nominees for the Board selected?
     As noted above, the Corporate Governance Committee is responsible for evaluating individuals qualified to become members of the Board of Directors and recommending director nominees to the full Board.
     Shareholder Nominees. The policy of the Corporate Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board. See “How do we submit shareholder proposals or director nominations for the next Annual Meeting?” on page 49 of this proxy statement. In evaluating nominations, the Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Corporate Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary
Pinnacle West Capital Corporation
400 North 5th Street, Mail Station 9068
Phoenix, Arizona 85004
     In addition, the Bylaws of the Company permit shareholders to nominate directors for consideration at any Annual Meeting of Shareholders. For a description of the process for nominating directors in accordance with the Bylaws, see “How do we submit shareholder proposals or director nominations for the next Annual Meeting?” on page 49 of this proxy statement.
     Director Qualifications. The Company’s Corporate Governance Guidelines contain Board membership criteria that apply to nominees recommended by the Corporate Governance Committee for a position on the Board. Under these criteria, a director must be a shareholder of the Company. In determining whether an individual should be considered for the Board, the Corporate Governance Committee considers the following qualities, among others: integrity, specific or general skills or experience, wisdom, knowledge, judgment, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.
     Identifying and Evaluating Nominees for Directors. The Corporate Governance Committee uses a variety of methods to identify and evaluate nominees for a director position. The Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance Committee may consider various potential candidates. Candidates may come to the attention of the Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Corporate Governance Committee, and may be considered at any point during the year. As described above, the Corporate Governance Committee also will consider properly submitted shareholder nominations for candidates for the Board. The Corporate Governance Committee, with input from the chairmen of other Board committees, recommended for membership on the Board Mr. Parker, who became a director effective December 1, 2007, and Ms. Clark-Johnson, who became a director effective February 1, 2008.
Are directors required to resign if they undergo a substantial change in their primary business position?
     Under the Company’s Corporate Governance Guidelines, a director is required to apprise the Corporate Governance Committee of a substantial change in the director’s primary business position and should offer his or her resignation for consideration to the Corporate Governance Committee. This does not necessarily mean that such director should leave the Board of Directors; rather, the Corporate Governance Committee will recommend to the Board of Directors the action, if any, to be taken with respect to the resignation.
How are directors compensated?
     Pursuant to its Charter, the Human Resources Committee (the “Committee”) makes recommendations to the Board for director compensation, equity participation, and other benefits. See “Compensation Discussion and Analysis — What are the processes and procedures for considering and determining executive compensation? — The Human Resources Committee” on page 17 of this proxy statement for a further description of the Committee’s charter and responsibilities. The Committee generally considers director compensation every two years. In connection with its consideration, in 2005 and 2007, the Committee directly engaged Schuster-Zingheim and Associates, Inc., an outside compensation consultant, to evaluate and report to the Committee on competitive practices for outside director compensation and recommendations for such compensation.
     Only non-employee directors are compensated for Board service. Directors receive $30,000 in annual retainer fees, and the Chairman of the Audit Committee receives an additional annual retainer fee of $15,000, which was reduced on March 1, 2007 to $10,000; the Chairman of the Human Resources Committee receives an additional annual retainer of $7,500; and all other committee chairmen receive an additional annual retainer fee of $5,000, which was increased on March 1, 2007 to $7,500. Non-employee directors are eligible for grants of stock under a non-employee director equity grant policy adopted pursuant to the 2007 Long-Term Incentive Plan (the “2007 Plan”). For a description of the terms of this equity grant, see footnote 3 to the Director Compensation table on page 9 of this proxy statement. Directors are paid $1,500 for each Board meeting attended. Directors also receive $1,500 for each committee meeting attended if they are a member of that committee or if they are invited to attend the committee meeting by the chairman of the committee.
     Company directors, including employee directors, who also serve as APS directors, do so for no additional compensation. Non-employee Company directors who serve on the SunCor Board, the APS Energy Services Company, Inc. (“APSES”) Board or the El Dorado Investment Company (“El Dorado”) Board receive an additional $5,000 in annual retainer fees and $500 for each SunCor, APSES or El Dorado Board meeting attended. Employee Company directors who serve on the SunCor Board, the APSES Board and the El Dorado Board do so for no additional compensation. Mr. Stewart serves as the Board’s liaison to the Palo Verde Nuclear Oversight Committee, for which he receives $5,000 per quarter in additional fees. The Company also reimburses Board members for expenses associated with Board meetings and director education programs and effective December 19, 2007 matches up to $5,000 per year per director in director contributions to charities meeting certain requirements.

     Compensation of the directors for 2007 is as follows:
DIRECTOR COMPENSATION

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings[4]	Compensation	Total
Name[1]	($)[2]	($)[3]	($)	($)	($)	($)[5]	($)
Edward N. Basha, Jr.	70,500	44,605	0	0	0	61	115,166
Jack E. Davis[6]	0	0	0	0	0	0	0
Michael L. Gallagher	77,082	44,605	0	0	12,339	5,061	139,087
Pamela Grant	77,500	44,605	0	0	0	3,061	125,166
Roy A. Herberger, Jr.	77,000	44,605	0	0	9,811	4,061	135,477
Martha O. Hesse	21,500	0	0	0	273	19	21,792
William S. Jamieson	70,500	44,605	0	0	9,121	2,311	126,537
Humberto S. Lopez	75,500	44,605	0	0	17,318	5,061	142,484
Kathryn L. Munro	73,082	44,605	0	0	4,663	5,061	127,411
Bruce J. Nordstrom	78,334	44,605	0	0	6,363	61	129,363
W. Douglas Parker	9,500	43,450	0	0	0	8	52,958
William J. Post[6]	0	0	0	0	0	0	0
William L. Stewart	84,500	44,605	0	0	0	61	129,966

[1]	The following Company directors also serve as directors of the following Company subsidiaries: APS: Messrs. Basha, Davis, Gallagher, Herberger, Jamieson, Lopez, Nordstrom, Parker, Post and Stewart, and Mses. Grant and Munro; APSES: Messrs. Post and Stewart; SunCor: Messrs. Gallagher, Lopez and Post, and Ms. Grant; and El Dorado: Messrs. Gallagher, Herberger and Post. Mr. Parker became a director of the Company and of APS effective November 1, 2007. Ms. Hesse did not stand for re-election at our 2007 Annual Meeting. Ms. Clark-Johnson became a director of the Company and of APS effective February 1, 2008 and thus is not included in the table.

[2]	This amount includes fees paid to directors in connection with their service on the Board of Directors of the Company and of one or more of the Company’s subsidiaries. (See “How are directors compensated?” on page 8 of this proxy statement.) In addition, with respect to Mr. Stewart, this amount includes $20,000 paid to him in connection with his service as the Board’s liaison to the Palo Verde Nuclear Oversight Committee.

[3]	Represents an annual stock grant of 1,100 shares. Each individual who is a non-employee director as of July 1 of a calendar year, and who meets the requirements of ownership of the Company’s common stock set forth below, receives 1,100 shares of the Company’s common stock. In the first calendar year in which a non-employee director is eligible to participate in this grant, he or she must own at least 900 shares of the Company’s common stock as of December 31 of the same calendar year to receive a grant of 1,100 shares of the Company’s common stock. If the non-employee director owns 900 shares of common stock as of June 30, he or she will receive a grant of 1,100 shares of common stock as of July 1 of the same calendar year. If the non-employee director does not own 900 shares of the Company’s common stock as of June 30, but acquires the necessary shares on or before December 31 of the same year, he or she will receive a grant of 1,100 shares of common stock within a reasonable time after the Company verifies that the requisite number of shares has been acquired. In each subsequent year, the number of shares of the Company’s common stock the non-employee director must own to receive a grant of 1,100 shares of common stock increases by 900 shares, until reaching a maximum of 4,500 shares. In each of the subsequent years, the non-employee director must own the requisite number of shares of the Company’s common stock as of June 30 of the relevant calendar year. In accordance with SEC rules, the amount in this column reflects the dollar amount expensed by the Company during 2007 for financial reporting purposes, which equals the number of shares issued (1,100) multiplied by the closing market price on the date the shares were issued:

$39.50 with respect to Mr. Parker’s grant, which he received on November 1, 2007, the effective date of his appointment to the Board, and $40.55 with respect to all other directors except for Ms. Hesse, who was not a Company director at the time of the annual grant. Ms. Clark-Johnson received a grant of 1,100 shares on February 1, 2008, the effective date of her appointment to the Board.

[4]	The Company does not have a pension plan for directors. The amount in this column consists solely of the above-market portion of annual interest accrued under a deferred compensation plan under which directors may defer all or a portion of their Board fees. Under the SEC’s disclosure rules, the above-market portion of interest is determined by reference to 120% of the applicable federal long-term rate, with compounding. See the discussion of the rates of interest applicable to the deferred compensation program under the heading “Discussion of Nonqualified Deferred Compensation” on page 42 of this proxy statement.

[5]	This amount represents a premium of $61 for an accidental death and dismemberment policy that covers all directors and officers. The amount has been pro-rated for Mr. Parker ($8) and Ms. Hesse ($19) for the period during which they served as directors during 2007. The remainder of the amount represents qualifying charitable contributions matched by the Company pursuant to a program adopted in December 2007 and described under “How are directors compensated?” on page 8 of this proxy statement.

[6]	Both Messrs. Davis and Post are Named Executive Officers (as defined on page 13 of this proxy statement) and their compensation is set forth in the Summary Compensation Table on page 28 of this proxy statement. They received no additional compensation during 2007 in connection with their service as a director.
How can shareholders communicate with the Board?
     Shareholders and other parties interested in communicating with the Board of Directors may do so by writing to Board of Directors, Pinnacle West Capital Corporation, 400 North 5th Street, Mail Station 9068, P.O. Box 53999, Phoenix, Arizona 85072-3999. You should send communications that are intended specifically for the non-management directors to the same address to the attention of the Corporate Governance Committee Chairman.
Do Board members attend the Annual Meeting?
     Yes. The Company’s Corporate Governance Guidelines provide that each director is expected to be present at the Annual Meeting. All of the Board members attended the 2007 Annual Meeting, except Ms. Hesse, who did not stand for re-election. Mr. Parker and Ms. Clark-Johnson were not directors at the time of the 2007 Annual Meeting.
Does the Company have a code of business conduct and ethics?
     Yes. In order to ensure the highest levels of business ethics, the Board has adopted the Ethics Policy and Standards of Business Practices, which applies to all employees, and the Code of Ethics for Financial Professionals, both of which are described below:
     1. Ethics Policy and Standards of Business Practices. “Doing the Right Thing” presents the Ethics Policy and the Standards of Business Practices of the Company and its subsidiaries. Employees receive a copy of “Doing the Right Thing” when they join the Company and are provided updates periodically throughout their employment. These guidelines help ensure that the employees, officers and directors of the Company and its subsidiaries act with integrity and avoid any real or perceived violation of the Company’s ethics policy, laws or regulations.
     2. Code of Ethics for Financial Professionals. The Company has adopted a Code of Ethics for Financial Professionals, which is designed to promote honest and ethical conduct and compliance with applicable laws, rules, and regulations, particularly as related to the maintenance of financial records, the preparation of financial statements, and proper public disclosure. For purposes of this Code, a Financial Professional means (a) any Company professional employee in the area of finance, accounting, internal audit, energy risk management, marketing and trading, financial control, tax, investor relations, or treasury, and (b) the Company’s Chief Executive Officer, Chief Financial Officer, Controller, Treasurer, and persons performing similar functions at any of the Company’s subsidiaries.
     The Company provides periodic on-line training and examination covering the principles in the Ethics Policy and Standards of Business Practices and in the Code of Ethics for Financial Professionals. This training includes extensive discussion of the Company’s ethical values, an explanation of Company ethical standards, application of ethical standards in typical workplace scenarios, assessment questions to help measure understanding, and an electronic sign-off. All of the employees of the Company and APS, except those on a leave of absence or newly-hired employees, and all of our directors have completed the training. The codes of conduct are available at the Company’s website (www.pinnaclewest.com) and will be provided to any shareholder upon request. The shareholders may request copies from Shareholder Services at the telephone number or address set forth in “How many Annual Reports and proxy statements are delivered to a shared address?” on page 49 of this proxy statement.
PROPOSAL 1 — ELECTION OF DIRECTORS
Who will be elected at the Annual Meeting?
     The Board of Directors currently consists of thirteen (13) members. Directors are elected on an annual basis. Mr. Davis advised the Company in January of 2008 that he would not stand for re-election to the Board of Directors when his current term expires. As a result, all of the current directors, except for Mr. Davis, will stand for re-election at the 2008 Annual Meeting, to serve as members of the Board of Directors until the 2009 Annual Meeting of the Shareholders or until their successors are duly elected and qualified or their earlier death, resignation or removal. The persons named on the proxy will vote to elect all of the nominees as directors for terms ending at the 2009 Annual Meeting of the Shareholders unless you withhold authority to vote for any or all of the nominees by voting to that effect or so voting in person. If one or more of the twelve (12) nominees becomes unavailable to serve prior to the date of the 2008 Annual Meeting, the persons named as proxy holders will vote those shares for the election of such other person(s) as the Board of Directors may recommend, unless the Board of Directors reduces the total number of directors.
Who are the current nominees?
     The twelve (12) nominees for election as directors are set forth in the following table:
NOMINEES FOR DIRECTORS
(TERM EXPIRING AT 2009 ANNUAL MEETING)

			Director
Name	Age	Occupation, Business & Directorships	Since
Edward N. Basha, Jr.	70	Chairman of the Board of Bashas’ supermarket chain since 1968. Chief Executive Officer of Bashas’ and an Arizona civic leader dedicated to multiple Arizona community projects.	1999

Susan Clark-Johnson	60	President, Gannett Newspaper Division, Gannett Co., Inc. since September 2005. Ms. Clark-Johnson was Chairman and CEO of Phoenix Newspapers, Inc. from August 2000 to September 2005. Ms. Clark-Johnson has been a director of the Company since February 1, 2008.	2008

Michael L. Gallagher	63	Attorney-at-law with Gallagher & Kennedy, P.A., Phoenix, Arizona. Chairman Emeritus of Gallagher & Kennedy since 2001. Mr. Gallagher served as President of Gallagher & Kennedy from 1978 through 2000. Mr. Gallagher is also a director of AMERCO.	1999

Pamela Grant	69	Civic leader. President of TableScapes, Inc. (party supply rentals) from July 1989 through January 1995. Ms. Grant was President and CEO of Goldwaters Department Stores (general mercantile), a division of May Department Stores, from January 1987 to April 1988. From November 1978 to January 1987, Ms. Grant was President, Chair and CEO of Goldwaters Department Stores, a division of Associated Dry Goods.	1985

Roy A. Herberger, Jr.	65	President Emeritus of Thunderbird School of Global Management since November 2004. Mr. Herberger was President of Thunderbird from 1989 until August 2004. Mr. Herberger is also a director of MedAire, Inc., the Apollo Group and ECO2 Plastics Inc.	1992

William S. Jamieson	64	President of Micah Institute of Asheville, North Carolina since January 2005. From January 1999 to December 2004, Mr. Jamieson was President of the Institute for Servant Leadership.	1991

			Director
Name	Age	Occupation, Business & Directorships	Since

Humberto S. Lopez	62	President of HSL Properties, Inc. (real estate development and investment), Tucson, Arizona since 1975.	1995

Kathryn L. Munro	59	Principal of BridgeWest, LLC (investment company) since July 2003. Ms. Munro was Chair of BridgeWest, LLC from February 1999 until July 2003. From 1996 to 1998, Ms. Munro served as CEO of Bank of America’s Southwest Banking Group and was President of Bank of America Arizona from 1994 to 1996. Ms. Munro is also a director of FLOW International Corporation and Knight Transportation, Inc.	2000

Bruce J. Nordstrom	58	President of and certified public accountant at the firm of Nordstrom and Associates, PC, Flagstaff, Arizona, since 1988.	2000

W. Douglas Parker	46	Chairman of the Board and Chief Executive Officer of US Airways Group (“USAG”) and US Airways since September 27, 2005 to present. Mr. Parker was President of USAG and US Airways from September 27, 2005 to October 1, 2006. Mr. Parker has served as Chairman of the Board and Chief Executive Officer of America West Holdings (“AWH”) and of America West Airlines (“AWA”) since September 2001, and has served as a director of AWH and AWA since 1999. Mr. Parker also served as President of AWH and AWA from September 2001 to October 1, 2006. Mr. Parker is also a director of USAG and Clear Channel Outdoor. Mr. Parker has been a director of the Company since November 1, 2007.	2007

William J. Post	57	Chairman of the Board of the Company since February 2001 and CEO of the Company since February 1999. Mr. Post has served as an officer of the Company in the following additional capacities: from August 1999 to February 2001 as President; from February 1997 to February 1999 as President; and from June 1995 to February 1997 as Executive Vice President. Mr. Post is also Chairman of the Board of APS and has held various officer positions at APS since 1982.	1997

William L. Stewart	64	Mr. Stewart retired from the Company effective November 26, 2003. Mr. Stewart served as Chief Executive Officer of Pinnacle West Energy Corporation (“PWEC”) from October 2002 until January 2003 and President of PWEC from October 1999 until January 2003. Mr. Stewart served as President, Generation, of APS from October 1998 to October 2002.	2001
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF THE NOMINATED
SLATE OF DIRECTORS

SHARES OF PINNACLE WEST STOCK OWNED BY MANAGEMENT AND LARGE SHAREHOLDERS
     The following table shows the amount of Pinnacle West common stock owned by the Company’s directors, Messrs. Post, Brandt, Davis, Edington and Wheeler, who are the Company’s named executive officers pursuant to applicable SEC rules (the “Named Executive Officers”), our directors and executive officers as a group and those persons who beneficially own more than 5% of the Company’s common stock. Unless otherwise indicated, each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned.
     The address of listed shareholders not otherwise set forth below is P.O. Box 53999, Mail Station 8602, Phoenix, Arizona 85072-3999. Unless otherwise indicated, all information is as of March 24, 2008, the record date for the Annual Meeting.

	Number of Shares	Shares Acquirable
Name	Beneficially Owned[1]	Within 60 Days[2]	Percent of Class
Directors:
Edward N. Basha, Jr.	11,635	0	*
Susan Clark-Johnson	1,100	0
Jack E. Davis	68,185	66,000	*
Michael L. Gallagher	13,557	0	*
Pamela Grant	23,056	0	*
Roy A. Herberger, Jr.	15,360	0	*
William S. Jamieson	12,690	0	*
Humberto S. Lopez	35,491	0	*
Kathryn L. Munro	11,670	0	*
Bruce J. Nordstrom	14,018	0	*
W. Douglas Parker	1,100	0
William J. Post	89,482	451,250	*
William L. Stewart	33,563	0	*

Other Named Executive Officers:
Donald E. Brandt	7,831	0	*
Randall K. Edington	0	0	*
Steven M. Wheeler	14,720	0	*

All Directors and Executive Officers as a Group (24 Persons):	509,878	591,500	1.1%

5% Beneficial Owners[3]:

Barclays Global Investors, NA. and certain other entities 45 Fremont Street San Francisco, CA 94105	7,896,913	N/A	7.9%

Capital Group International Inc. 11100 Santa Monica Boulevard Los Angeles, CA 90025	6,662,570	N/A	6.6%

Capital Guardian Trust Company 11100 Santa Monica Boulevard Los Angeles, CA 90025	5,684,870	N/A	5.7%

Franklin Resources, Inc. and certain other entities One Franklin Parkway San Mateo, CA 94403-1906	7,233,100	N/A	7.2%

State Street Bank and Trust Company One Lincoln Street Boston, MA 02111	6,481,644	N/A	6.5%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	8,596,188	N/A	8.5%

*	Represents less than 1% of the outstanding common stock

[1]	Does not include shares that could be purchased by the exercise of options available at March 24, 2008 or within 60 days thereof under the Company’s equity incentive plans. Those shares are shown in a separate column on this table. The following shares are held in joint tenancy: Directors: Mr. Davis — 59,504; Mr. Gallagher — 13,557; Mr. Herberger — 8,910; Mr. Post — 22,192; and Mr. Stewart — 33,563; other Named Executive Officers: Mr .. Wheeler — 13,827 and all Directors and Executive Officers as a Group: 183,793. The following shares are held in joint trusts: Directors: Mr. Lopez — 35,491; and Ms. Munro 10,598; and all Directors and Executive Officers as a Group: 129,430. Mr. Basha has donated 11,375 of his shares to a charitable foundation and 260 of his shares are held in a custodial account; however, he has shared voting rights with respect to such shares.

[2]	Reflects the number of shares that could be purchased by the exercise of options available at March 24, 2008 or within 60 days thereafter under the Company’s equity incentive plans.

[3]	Barclays Global Investors, NA.; Barclays Global Fund Advisors; Barclays Global Investors, Ltd; Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG (collectively, “Barclays”); Schedule 13G filing, dated January 10, 2008 and filed with the SEC on February 6, 2008, reports beneficial ownership collectively of 7,896,913 shares, with sole voting power as to 1,692,910 shares and sole dispositive power as to 2,105,542 shares in Barclays Global Investors, NA., sole voting power and sole dispositive power as to 5,285,436 shares in Barclays Global Fund Advisors, sole voting power as to 348,383 shares and sole dispositive power as to 380,671 shares in Barclays Global Investors, Ltd., sole voting power and sole dispositive power as to 89,835 shares in Barclays Global Investors Japan Limited, and sole voting power and sole dispositive power as to 35,429 shares in Barclays Global Investors Canada Limited. Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisers, Inc. (collectively, “Franklin”) Schedule 13G/A filing, dated January 24, 2008 and filed with the SEC on February 6, 2008, reports beneficial ownership collectively of 7,233,100 shares, with sole voting power as to 7,156,000 shares and sole dispositive power as to 7,231,000 shares in Franklin Advisers, Inc., and sole voting power and sole dispositive power as to 2,100 shares in Fiduciary Trust Company International. T. Rowe Price Associates, Inc. Schedule 13G/A filing, dated February 14, 2008 and filed with the SEC on February 12, 2008, reports beneficial ownership of 8,596,188 shares with sole voting power as to 1,446,812 shares and sole dispositive power as to 8,596,188 shares. State Street Bank and Trust Company Schedule 13G filing, dated February 12, 2008 and filed with the SEC on February 12, 2008, reports beneficial ownership of 6,481,644 shares, with sole voting power as to 3,517,323 shares, shared voting power as to 2,964,321 shares and shared dispositive power as to 6,481,644 shares. Capital Group International, Inc. and Capital Guardian Trust Company Schedule 13G filing, dated February 8, 2008 and filed with the SEC on February 12, 2008, reports beneficial ownership of 6,662,570 shares, with sole voting power as to 5,362,660 shares and sole dispositive power as to 6,662,570 shares in Capital Group International, Inc., and 5,684,870 shares, with sole voting power as to 4,609,160 shares and sole dispositive power as to 5,684,870 shares in Capital Guardian Trust Company. The Company makes no representations as to the accuracy or completeness of such information and believes these filings represent share ownership as of December 31, 2007.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes of ownership with the SEC. Based solely on the Company’s review of these reports, the Company believes that its directors, officers, and greater than 10% beneficial owners complied with their respective Section 16(a) reporting requirements for fiscal year 2007 and prior fiscal years on a timely basis, except as otherwise previously disclosed.
RELATED PARTY TRANSACTIONS
     The Audit Committee of the Board of Directors is responsible for reviewing and approving all material transactions with any related party. Related parties include any of our directors, executive officers, shareholders owning in excess of five percent (5%) of the Company’s common stock, and with respect to each of them, their immediate family members and certain entities in which they are an officer or own an interest of 10% or more (a “Related Party”). This obligation is set forth in writing in our Statement of Policy Regarding Related Party Transactions (the “Policy”).
     To identify Related Party transactions, each year the Company submits and requires our directors and officers to complete Director and Officer Questionnaires identifying any transactions with the Company in which a Related Party has an interest. We review Related Party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Ethics Policy and Standards of Business Practices, “Doing the Right Thing,” requires all directors, officers and employees who may have a potential or apparent conflict of interest to notify their immediate leader and the Company’s ethics department. In addition, the Policy specifically provides that any “Related Party Transaction,” as defined in the Policy, must be approved or ratified by the Audit Committee. A Related Party Transaction is any transaction or a series of similar transactions in which the Company or any of its subsidiaries is or was a participant, where the amount involved exceeds $120,000 in the aggregate and in which any Related Party has a direct or indirect material interest.
     Our directors and executive officers are required to bring Related Party Transactions to the attention of the Company’s General Counsel so that the Related Party Transaction may be reviewed in accordance with the Policy. The following transactions are exempt from the review requirement:
•	Transactions in which rates or charges are fixed in conformity with law or governmental authority (such as APS rates approved by the Arizona Corporation Commission) or the rates or charges are determined by competitive bid;

•	Transactions with SunCor or its affiliates (such as home purchases) that are offered to the Related Party on terms comparable to those that could be obtained in arm’s length dealing with an unrelated party;

•	Transactions involving charitable or non-profit organizations where the Related Party serves only as a director or chairman of the organization’s Board of Directors for no compensation;

•	Transactions in which the Related Party’s interest arises only: (a) from such person’s position as a director of the entity involved in the transaction; (b) from the direct or indirect ownership by such person, in the aggregate of less than a ten (10) percent equity interest in the entity involved in the transaction; or (c) the interest arises under both (a) and (b); and

•	Any transaction involving a director that was considered by the Board in assessing the director’s independence and which resulted in a determination that disclosure of the transaction was not required under Item 404(a) of SEC Regulation S-K.
     The Audit Committee will only approve or ratify a Related Party Transaction if the transaction is on terms no less favorable than those that could be obtained in arm’s length dealing with an unrelated party and the Audit Committee finds that the terms of the transaction are fair and reasonable.
     We expect the Company’s directors, officers and employees to act and make decisions that are in the Company’s best interests and encourage them to avoid situations that present a conflict between the Company’s interests and their own personal interests. The Company’s directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to the Company in an objective and fair manner.
AUDIT MATTERS
Report of the Audit Committee
     The Audit Committee of the Board submitted the following report:
     In accordance with its written charter adopted by the Board, the primary function of the Audit Committee is to assist the Board in monitoring (a) the integrity of the Company’s financial statements, (b) the independent auditors’ qualifications and independence and performance, (c) the performance of the Company’s internal audit function, and (d) the Company’s compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. Management is responsible for the Company’s financial reporting process, including the Company’s system of internal controls, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The independent auditors are responsible for auditing and rendering an opinion on those financial statements, as well as auditing certain aspects of the Company’s internal controls. The Committee’s responsibility is to monitor these processes.
     During 2007, the Audit Committee met six (6) times. These meetings included sessions with the Company’s internal auditors and with the independent auditor, both with and, at five of these meetings, without the presence of management.

     In discharging its oversight responsibility as to the audit process, the Committee obtained from Deloitte & Touche LLP, the Company’s independent auditors, the formal written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee discussed with the auditors any relationships that may impact the auditors’ objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee further determined that the other services provided to the Company for which the auditors received the fees disclosed below were compatible with maintaining the auditors’ independence.
     The Committee discussed and reviewed with Deloitte & Touche LLP all communications required by auditing standards generally accepted in the United States of America and SEC regulations, including those described in Statement on Auditing Standards No. 61, as amended, “AICPA, Professional Standards, Vol. 1. AU § 380” and Rule 2-07 of Regulation S-X and, with and without management present, discussed and reviewed the results of the independent auditors’ audit of the financial statements.
     The Audit Committee discussed and reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2007, with the Company’s management, the Director of Audit Services and the independent auditors.
     Based on the foregoing, the Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

COMMITTEE CHAIRMAN	COMMITTEE MEMBERS
Bruce J. Nordstrom	Edward N. Basha, Jr.
Pamela Grant
William S. Jamieson
Humberto S. Lopez
Kathryn L. Munro
W. Douglas Parker
Who are the Company’s independent auditors and will they be at the Annual Meeting?
     The Audit Committee has selected Deloitte & Touche LLP, independent registered public accountants, to examine the Company’s financial statements for the fiscal year ending December 31, 2008 and, pursuant to Proposal 3, has requested shareholder ratification of this selection. Representatives of that firm will be present at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
What fees were paid to our independent registered public accountants in 2006 and 2007?
     The following fees were paid to the Company’s independent registered public accountants, Deloitte & Touche LLP, for the last two fiscal years:

Type of Service	2006	2007
Audit Fees [1]	$2,722,685	$2,762,477
Audit-Related Fees [2]	207,890	227,310
Tax Fees [3]	37,396	16,251

[1]	The aggregate fees billed for services rendered for the audit of the Company’s annual financial statements, review of financial statements included in Forms 10-Q, services related to SEC matters and filings, and the financial statement audit of one of the Company’s subsidiaries, and for 2006 only, attestation procedures on internal controls over financial reporting.

[2]	The aggregate fees billed for audit-related services, which primarily consist of fees for auditing of the Company’s benefit plans.

[3]	The aggregate fees billed primarily for tax services and preparation of tax returns for one of the Company’s subsidiaries.
What are the Audit Committee’s pre-approval policies?
     The Audit Committee pre-approves each audit service and non-audit service to be provided by the Company’s independent registered public accountants. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services to be performed by the independent public accountants if the services are not expected to cost more than $50,000. The Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the services performed by Deloitte & Touche LLP for the Company in 2007 were pre-approved by the Audit Committee.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
     The purpose of this Compensation Discussion and Analysis (“CDA”) is to provide information about the compensation that the Company paid to our Named Executive Officers or that they earned in 2007 and to explain the Company’s compensation process and philosophy and the policies and the factors that underlie our decisions regarding the Named Executive Officers’ compensation. As we describe in more detail below, the principal objectives of our executive compensation strategy are to attract and retain talented executives, reward business results, strongly emphasize pay based on performance and align the interest of executives with shareholders.
What are our processes and procedures for considering and determining executive compensation?
     The Human Resources Committee. Edward N. Basha, Jr., Susan Clark-Johnson, Pamela Grant, Roy A. Herberger, Jr. (Chairman), William S. Jamieson, and Humberto S. Lopez are the members of the Human Resources Committee of our Board of Directors (the “Committee”). Each member of the Committee qualifies as an independent director under NYSE rules and our Director Independence Standards.
     The Committee meets as often as necessary to perform its duties and responsibilities. In 2007, the Committee met four (4) times and it has had two (2) meetings so far in 2008. The Committee typically meets with representatives of management and, where appropriate, with outside advisors. It also regularly meets in executive session without management.
     Among other things, the Committee has the authority and responsibility under its charter to:
•	review management’s plans and programs for the attraction, retention, succession, motivation, and development of the human resources needed to achieve corporate objectives;

•	review and approve policies on compensation, benefits, and perquisites, including incentive cash compensation plans, equity participation, and other forms of executive incentives;

•	recommend persons for election or appointment as officers to the full Board;

•	annually review the goals and performance of our elected officers, including review of compensation, benefits, and perquisites, to satisfy the Committee that there is equity in the compensation practices and general integrity in conforming to approved plans and policies;

•	review and approve corporate goals and objectives relevant to compensation of our Chief Executive Officer (“CEO”), assess the CEO’s performance in light of these goals and objectives, and set the CEO’s compensation level based on this assessment;

•	make recommendations to the Board with respect to non-CEO executive compensation, and incentive compensation and equity-based plans that are subject to Board approval;

•	make recommendations to the Board for director compensation, equity participation, benefits and perquisites;

•	act as the “committee” under our long-term incentive plans; and

•	review and recommend changes to pension benefits.

     The charter also provides that in determining the long-term incentive component of CEO compensation, the Committee will consider the Company’s performance and relative shareholder return, the value of incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years.
     Although the Committee monitors executive officer compensation throughout the year, it undertakes a thorough analysis of our executive officer compensation each fall. This review includes consideration of competitive positions relative to specified labor markets, the mix of elements of compensation, the degree and type of performance focus, and a consideration of individual officer evaluations. From December through February, the Committee then makes adjustments, if any, to executive officer compensation, including salary and cash and non-cash incentives. Generally, awards are granted at one of the Committee’s regularly scheduled meetings in January and February of each year.
     Under the Committee’s charter, the Committee may create subcommittees and vest those subcommittees with the authority of the full Committee with respect to specific matters delegated to such subcommittees. In 2007, the full Committee addressed all executive compensation matters.
     Role of Compensation Consultants. The Committee’s charter gives the Committee the sole authority to retain and terminate any consulting firm used by the Committee in evaluating director and officer compensation. Consistent with past practice, in 2006, the Committee directly engaged Schuster-Zingheim and Associates, Inc. (“Schuster-Zingheim”), an outside compensation consultant, to assist the Committee in its evaluation of compensation for our executive officers. The Committee instructed the consultant to prepare a competitive compensation analysis of the compensation of the Named Executive Officers and other officers of the Company and of APS, and to make recommendations for changes to the existing compensation program. We discuss the reports and recommendations of Schuster-Zingheim with respect to 2007 compensation of our Named Executive Officers in more detail under the heading “How does the Company determine the amount (and the formula) for each element of compensation paid to its Named Executive Officers? — Independent Consultant’s Report” beginning on page 19 of this proxy statement. Schuster-Zingheim does not provide any other services to our Company or to APS.
     Role of Executive Officers in Determining Executive Compensation. The Committee makes all compensation decisions relating to our CEO’s compensation. The Committee recommends other compensation decisions, which are approved by the Board. Management works with the Committee in establishing the agenda for Committee meetings and in preparing meeting information. Management conducts evaluations and provides information on the performance of the executive officers for the Committee’s consideration and provides such other information as the Committee may request. Management also assists the Committee in recommending salary levels, annual incentive plan structure and design, including corporate and business unit performance targets or other goals, long-term incentive plan structure and design, including award levels, and the type, structure, and amount of other awards. The executive officers are also available to the compensation consultant to provide information as requested by the consultant. At the request of the Chairman of the Committee, the CEO or other officers may attend and participate in portions of the Committee’s meetings.
What are the objectives of the Company’s compensation programs?
     The principal objectives of the Company’s executive compensation strategy are to attract and retain talented executives, reward business results, strongly emphasize pay based on performance and align the interest of executives with shareholders. The objectives are based on the following core principles, which we explain in greater detail below:
•	Alignment with Shareholder Interests. Compensation should be tied to the Company’s stock performance through performance-based or other stock incentives so that executives’ interests are aligned with those of our shareholders.

•	Business Performance Accountability. Compensation should be tied to the Company’s performance in several key areas, including customer satisfaction, so that executives are focused on specific strategic and operating objectives and are held accountable through their compensation for the performance of the Company.

•	Individual Performance Accountability. Compensation should be tied to an individual’s performance so that individual contributions to the Company’s performance are rewarded.

•	Retention. Compensation should be designed to promote key employee retention.

•	Competitiveness. Finally, the compensation program should be designed to attract, retain and reward key leaders critical to the Company’s success by providing competitive total compensation.

What is the compensation program designed to reward?
     The primary objective of our compensation program is performance. In addition to rewarding business and individual performance, the compensation program is designed to promote both annual performance objectives and longer-term performance objectives.
     Annual incentives in our compensation program are principally cash-based. Annual incentives promote superior operational performance, disciplined cost management, and increased productivity and efficiency that contribute significantly to positive results for Pinnacle West shareholders and APS customers. The elements of our compensation program that promote annual performance objectives are described under the heading “What are the elements of the Company’s compensation program? — Annual Incentives” beginning on page 22 of this proxy statement.
     Long-term incentives in our compensation program are principally stock-based. On December 13, 2006, our Board, acting on the recommendation of the Committee, restructured the Company’s long-term incentive program to replace, on a going-forward basis, the compensation opportunity previously afforded key employees through grants of performance shares and stock ownership incentive awards, with grants of performance shares and retention units or restricted stock units (“RSUs”). We made an initial grant of retention units in December of 2006 to our executive officers except to Mr. Edington, who was not an employee at the time, and a special grant of retention units in January of 2007 to Mr. Edington as part of his initial employment package. We expect that we will generally make 50% of our long-term incentive awards in performance shares and 50% in RSUs. We describe these awards under the heading “What are the elements of the Company’s compensation program? — Long-Term Incentives” beginning on page 23 of this proxy statement. We describe the retention units in footnote 2 of the Summary Compensation Table beginning on page 28 of this proxy statement.
     This restructured program is intended to maintain the economic opportunity for key employees to earn long-term incentive compensation comparable with their opportunity in prior years. The aim of the program is to motivate long-term performance while promoting key employee retention. The performance shares promote shareholders’ interests through a focus on Company performance relative to companies in a peer index. They also afford the officer the opportunity to increase stock ownership, which aligns the officer’s interest with that of our shareholders.
     The retention units and RSUs have solely time-based vesting, encouraging employee retention, although the value of the retention units and RSUs increases or decreases with the value of the Company stock at vesting, which also aligns the officer’s interests with the interests of our shareholders. In addition, the feature of our RSUs that allows the recipient to elect to receive the value of the RSUs on vesting in either stock or cash reduces stockholder dilution and provides an opportunity for either access to cash to balance equity holding requirements or for increasing stock ownership.
     While our emphasis is on performance incentives, a compensation program must also have elements that are not solely performance-based in order to be competitive in attracting and retaining talented executives. However, we attempt to set these elements at a level that is consistent with our performance objectives and market requirements. Our consistent practice of setting base salaries in the median competitive range emphasizes performance-based compensation objectives. The lack of any significant perquisites emphasizes performance-based compensation objectives. The absence of traditional employment agreements for substantially all of our executive officers, including the CEO, promotes accountability and does not reward poor performance through the payment of severance benefits traditionally paid under employment agreements.
How does the Company determine the amount (and the formula) for each element of compensation paid to its Named Executive Officers?
     Independent Consultant’s Report. Consistent with past practice, in 2006, the Committee directly engaged Schuster-Zingheim, an outside compensation consultant, to assist the Committee in its evaluation of 2007 compensation for our executive officers. At the request of the Committee, the consultant provided the Committee with compensation information for the utility market, the general industry market, and a blended market comprised of 50% weighted for the utility labor market and 50% weighted for the general industry labor market (100% utility for utility-specific jobs), adjusted for our size (including, in revenue comparisons, assets managed as well as owned), and taking into account the specific duties assigned to each executive officer.
     The compensation information provided by the consultant is based on an analysis of several compensation practices derived from a number of widely-accepted industry compensation surveys. The compensation information for the utility labor market was obtained in part from a survey providing an analysis of the compensation practices of a 14-company comparator group recommended by the compensation consultant, with the input of our senior management, and approved by the Committee. This group was established in 2005. The Committee periodically evaluates the continuing relevance of the comparator group, with input from management and the outside consultant. The 14 companies in the approved peer group are Ameren Corporation, DTE

Energy Company, Entergy Corp., FPL Group Inc., Great Plains Energy Inc., OGE Energy Corp., PPL Corporation, Progress Energy Inc., Puget Energy Inc., Scana Corp., Southern Co., TECO Energy Inc., Wisconsin Energy Corp., and XCEL Energy Inc. Factors in choosing the companies in the 14-company comparator group include that they:

•	be strongly represented by nuclear companies because the Company is a large nuclear operator;

•	include representation of companies in the S&P 1500 Super Composite Electric Utility Index because the Company’s performance shares are earned based on financial performance compared to this index;

•	include some companies smaller than the companies in the Index to balance the peer group from a size perspective; and

•	have a solid reputation and long-term prospects.

     Compared to the peer group, however, the Company is generally smaller in revenues, assets, market cap, and total megawatts owned. The consultant adjusts the peer group using regression based on revenues to take this into account. The consultant believes that revenues is the best statistical predictor of pay for a job. If regression is not available, the consultant uses the median of the peer group as the best predictor of pay for a job.
     The 14-company sample, however, is just one of seven compensation survey data points used to determine competitive compensation (three of the data points represent the utility industry and are weighted 50%, and four of the data points represent general industry and are weighted 50%). The two utility industry surveys in addition to the 14-company peer group survey are: Energy Services Industry, and CDB Executive Compensation Database, Towers Perrin (regression and $3-$6B). The four all industry surveys are: Towers Perrin, CDB Executive Compensation Database (regression and $3-$6B); William M. Mercer, Executive Compensation Survey (regression); Watson/Wyatt Data Services (ECS), and Top Management Report (regression). Data for one officer is also obtained from Hewitt Energy Marketing and Trading Compensation Survey. These other six data points are also based on revenue — either regression analysis based on revenue or percentile statistics of the comparator group. We believe that using several surveys and several survey samples provides a sound competitive compensation analysis.
     In providing information to the Committee with respect to setting 2007 compensation, the consultant also reviewed the total compensation of the Named Executive Officers and the individual elements of that compensation, including the type and balance of annual incentives and long-term incentives, and evaluated the competitiveness of the total compensation and individual elements of compensation of each such officer based on the survey data discussed above. The consultant’s report, which was provided to the Committee in October 2006, also included recommendations for Committee consideration for 2007 compensation of the Named Executive Officers and for changes to the compensation program generally. The competitive position of each Named Executive Officer’s compensation was targeted in the report relative to the comparison group at various performance levels:

•	base salary at the median of the blended market;

•	total cash compensation (base salary plus annual cash incentive) and total direct compensation (total cash compensation plus long-term incentive) for target/goal performance at or near the median of the blended market;

•	total cash compensation and total direct compensation for exceptional performance around or above the 75th percentile of the blended market; and

•	below median pay for below median performance. For purpose of this analysis, survey data for determining annual and long-term incentive opportunities is averaged for a three-year period to smooth any variation that may occur in a single year in the survey data.

     Named Executive Officer Compensation (excluding Mr. Post, who is discussed below). The consultant’s October 2006 report concluded that, at that time, (i) the total direct compensation (total cash compensation paid plus long-term incentive grants) for Messrs. Davis, Brandt, and Wheeler was significantly below the median total direct compensation of the blended industry group (47%, 62%, and 75%, respectively, of the median) because of the non-payment, in early 2006, of 2005 annual incentive awards and, with respect to Messrs. Davis and Brandt “lower-than-competitive” performance share grants in February 2006; (ii) the total cash compensation (base salary plus annual incentive) of Messrs. Davis, Brandt, and Wheeler was significantly below the median total cash compensation of the blended industry group (47%, 57%, and 57%, respectively, of the median) because of the non-payment of the 2005 annual incentive awards; and (iii) the base salary of Messrs. Davis, Brandt, and Wheeler was within a competitive range of the median base salary of the blended industry group (101%, 99%, and 109%, respectively, of the median). Mr. Edington was not hired by the Company until early 2007 and was not included in the consultant’s 2006 report.

     Mr. Post’s Compensation. With respect to Mr. Post’s compensation, the consultant’s October 2006 report concluded that, at that time, (i) his total direct compensation (total cash compensation paid plus long-term incentive grants) was significantly below the median total direct compensation of the blended industry group (63% of the median) because of the non-payment, in early 2006, of the 2005 annual incentive award and the “lower-than-competitive” performance share grant in February 2006; (ii) his total cash compensation (base salary plus annual incentive) was significantly below the competitive range of the median total cash compensation of the blended industry group (46% of median) because of the non-payment of the 2005 annual incentive award; and (iii) his base salary at that time was at the median base salary of the blended industry group (100% of the median). See “What are the elements of the Company’s compensation program? — Annual Incentives” on page 22 of this proxy statement for a description of the non-payment in early 2006 of the 2005 incentive plan awards.
     Application of Committee’s Judgment. The benchmarking inherent in the consultant report and its recommendations regarding the competitiveness and structure of compensation are factors that the Committee takes into account in its evaluation of compensation for the Named Executive Officers. In addition, the Committee considers how Schuster-Zingheim’s recommendations regarding particular elements of compensation may differ from management’s recommendations. However, the Committee also focuses on the individual executives and their individual responsibilities, skills, expertise, value added through performance, internal equity and other external factors, and applies these views in conjunction with the information provided by the consultant. The performance of each officer is formally reviewed in the fourth quarter of each year by management and shared with the Committee. Individual performance evaluations consider individual goals and include a discussion of the officer’s strengths, developmental needs and overall value to the Company. Each officer has a development plan and prepares an annual self-evaluation. CEO performance is separately reviewed by the Committee based on Company performance goals.
     The Committee also considers contractual commitments in determining or recommending executive pay. For example, under the arrangements pursuant to which Mr. Edington was hired, he is entitled to a fixed starting salary and other specified benefits that are described in more detail below under the heading “Employment Agreements” beginning on page 34 of this proxy statement. The Committee approved the terms of this arrangement after considering the entire compensation package in the context of the desirability of hiring Mr. Edington. While the Committee considers internal pay equity in making compensation decisions, we do not have a policy requiring any set levels of internal pay differentiation. Finally, the Committee considers other factors that it considers relevant, such as the financial condition of the Company and APS.
     In making any decision regarding an executive’s compensation, the Committee considers the officer’s total compensation, but with an increased emphasis on performance-based or other long-term compensation in lieu of base salary adjustments. While compensation competitiveness is a priority, Company, business unit and, in some cases, individual officer performance are the primary factors determining the level of total direct compensation for the Named Executive Officers. Except as described above, we do not have a pre-established policy or target for allocation between cash and non-cash compensation or between short-term and long-term incentive compensation.
What are the elements of the Company’s compensation program?
     In general, the Company’s compensation program consists of three major elements: base salary, performance-based annual incentives, and long-term incentives consisting of both performance-based awards and other equity-based awards designed to promote key employee retention. In addition, the Company provides pension programs, deferred compensation programs and change-in-control arrangements.
     Base Salary. The Committee reviews competitive salary information and individual salaries for executive officers on an annual basis. The Named Executive Officers do not have a contractual right to receive a fixed base salary, except that Mr. Edington was entitled to a starting annual base salary of at least $600,000 pursuant to the offer letter dated December 20, 2006 under which he was hired in early 2007. In considering individual salaries, the Committee reviews the scope of job responsibilities, internal equity, individual contributions, business performance, retention concerns and current compensation compared to market practices. In setting base salaries, the Committee also considers that base salary is used as the basis for calculating annual incentive awards and, along with regular annual incentives, in calculating payments that may be made on a change-in-control as described below under the heading “Change-in-Control Arrangements” on page 45 of this proxy statement.
     Mr. Brandt’s base salary was increased in December of 2006 to $600,000 in connection with his appointment to the position of President of APS. Mr. Brandt’s base salary was also increased in February of 2008 to $750,000 in connection with his appointment to the position of Chief Executive Officer of APS and President and Chief Operating Officer of the Company, effective March 1, 2008.
     We describe the salary paid to our Named Executive Officers in 2007 in the Summary Compensation Table beginning on page 28 of this proxy statement.

     Annual Incentives. We have used incentive programs for all our employees for a number of years. The performance criteria that underlie the annual incentive programs focus on: shareholder value; customer value; financial strength; operational and environmental performance; and safety (the “General Performance Objectives”). We believe that the annual incentive programs have been effective in achieving the General Performance Objectives. For example, since the Company introduced employee incentive plans in 1992, productivity has increased by 65%, as measured by the annual improvement in the number of customers served per employee.
     In order to promote specific goals for 2007, (a) on January 16, 2007, the Committee approved the CEO component of the 2007 Pinnacle West Employee Variable Incentive Plan (the “Pinnacle West Incentive Plan”) and (b) on January 17, 2007, the Board of Directors, acting on the Committee’s recommendation, adopted the Pinnacle West Incentive Plan and the 2007 APS Employee Variable Incentive Plan (the “APS Incentive Plan” and together with the Pinnacle West Incentive Plan, the “2007 Incentive Plans”). The APS Incentive Plan applies to all of our Named Executive Officers other than Mr. Post, who was granted incentive opportunities under the Pinnacle West Incentive Plan.
     Executive officers, other than Messrs. Post, Davis, and Brandt, were granted incentive opportunities up to 100% of base salary. Messrs. Post, Davis and Brandt were granted incentive opportunities up to 150% of their base salary. In this way, the individuals with the greatest overall responsibility for Company performance were granted larger incentive opportunities, so as to weigh their overall pay mix more heavily towards performance-based compensation.
     In assessing the award opportunity for Mr. Post under the Pinnacle West Incentive Plan, the Committee first considered Pinnacle West’s 2007 earnings, excluding the non-fuel impacts from the 2007 APS general rate case before the Arizona Corporation Commission. The Pinnacle West Incentive Plan established the following Pinnacle West earnings levels: $234 million (threshold); $260 million (midpoint); and $286 million (maximum). In order for Mr. Post to be eligible for an incentive award, Pinnacle West’s earnings had to meet or exceed the threshold level. Pinnacle West’s actual 2007 earnings, as defined under the Pinnacle West Incentive Plan, were $305 million, which exceeded the “maximum” level of earnings established by the Plan. Because the payment of an incentive award to Mr. Post under the Pinnacle West Incentive Plan is in the sole discretion of the Committee, the Committee then considered other factors, including customer value, financial strength, operational and environmental performance, and safety, in assessing Mr. Post’s 2007 award opportunity. In doing so, the Committee considered Mr. Post’s personal objectives in these areas and, with input from Mr. Post, weighted these factors and considered other matters that the Committee deemed appropriate. The Committee then determined that Mr. Post’s incentive award under the Pinnacle West Incentive Plan should be $1,300,000, compared to a maximum award potential of $1,425,006.
     For the other Named Executive Officers, the Committee first considered APS’ 2007 earnings, excluding the non-fuel impacts from the 2007 APS general rate case before the Arizona Corporation Commission. The APS Incentive Plan established the following APS earnings levels: $210 million (threshold); $233 million (midpoint); and $256 million (maximum). In order for these officers to be eligible for an incentive award, APS’ earnings had to meet or exceed the threshold level. APS’ actual 2007 earnings, as defined under the APS Plan, were $281 million, which exceeded the “maximum” level of earnings established by the Plan. Because the payment of an incentive award to the officers under the APS Incentive Plan is in the sole discretion of the Committee, the Committee then considered other factors, including customer value, financial strength, operational and environmental performance, and safety, in assessing 2007 award opportunities. In the case of Mr. Davis and Mr. Brandt, the Committee, with input from Mr. Post, weighted these factors and considered other matters that the Committee deemed appropriate. The Committee then determined that Mr. Davis’ incentive award under the APS Incentive Plan should be $1,015,205 (compared to a maximum award potential of $1,200,006) and that Mr. Brandt’s incentive award should be $766,800 (compared to a maximum award potential of $900,000). In the case of Mr. Edington and Mr. Wheeler, the APS Incentive Plan provided “critical success indicators” for specific business units. Once APS’ earnings threshold was met, the Committee considered the achievement of the critical success indicators, which were weighted proportionally from a threshold level to a maximum level. Mr. Edington’s award opportunity was based up to 50% on APS earnings and up to 50% on Palo Verde Business Unit Results (nuclear safety — up to 7.5%; personnel — up to 4.5%; human performance — up to 8%; unit performance — up to 15%; and financial performance — up to 15%). Mr. Wheeler’s award opportunity was based up to 50% on APS earnings and up to 50% on Delivery Business Unit Results (safety performance — up to 10%; customer experience survey — up to 9%; business performance trends — up to 13%; customer reliability — up to 12%; and environmental performance — up to 6%). In the case of Mr. Edington and Mr. Wheeler, the Committee, with input from Mr. Post and Mr. Davis, weighted both the APS earnings component and the business unit components and considered other matters that the Committee deemed appropriate. The Committee then determined that Mr. Edington’s incentive award under the APS Incentive Plan should be $432,300 (compared to a maximum award potential of $660,000) and that Mr. Wheeler’s incentive award should be $353,330 (compared to a maximum award potential of $445,000).
     We attempt to set the midpoint earnings target for this program based on a reasonable range of expectations for the year, while taking into account other factors, such as prior year performance, shareholder expectations and the like. Individual business unit goals that can be directly correlated to earnings are determined at levels that, if achieved at target, would contribute to earnings being achieved at target. However, some of the business units’ metrics, like safety and customer satisfaction, are not directly correlated to earnings. We attempt to set business unit goals, and the weightings among the goals, generally with a balance of factors relating to the General Performance Objectives.
     In addition to meeting earnings targets, the Company’s operational results for 2007 included the following:
•	the implementation of new base fuel rates and power supply adjustor amendments, as approved by the Arizona Corporation Commission, which addressed the need for timely recovery of our fuel and purchased power costs;

•	the Company’s coal plants posted an 87.5 percent capacity factor, a new all-time fleet record, slightly ahead of the record set a year ago and well ahead of the industry average of 71 percent;

•	in one of the hottest summers on record, APS established eight of the 10 highest system peak days ever, culminating in a 2007 peak of 7,545 MW, set on August 13, 2007;

•	APS recorded all-time best results in reliability measures in 2007; and

•	the Company continued to earn recognition for addressing environmental, social and governance issues, including the following:
•	For the third consecutive year, Pinnacle West was named one of the Global 100 Most Sustainable Corporations in the World by Corporate Knights Inc., which evaluates performance on social, environmental and strategic governance issues.

•	Also for the third straight year, Pinnacle West was selected for the 2007 U.S. Dow Jones Sustainability Index, the premier index recognizing sustainable business practices for publicly held corporations.

•	Pinnacle West again achieved the highest rating (AAA) and is ranked in the top two of utilities in the United States by Innovest Strategic Value Advisors in its analysis covering the environmental, social and governance factors of the largest publicly-traded utility companies.
     The incentive awards earned by the Named Executive Officers under the 2007 Incentive Plans are disclosed in the Summary Compensation Table on page 28 of this proxy statement in the column “Non-Equity Incentive Plan Compensation.” The possible payouts under the 2007 Incentive Plans are described in the Grants of Plan-Based Awards table on page 32 of this proxy statement in the columns headed “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.”
     As noted above, under the Company’s annual incentive plans, the Committee may determine not to approve an award for any or all officers, even if the earnings and business unit targets are met. For example, in early 2006 (when the Committee would otherwise have approved incentive awards based on 2005 performance), the Committee considered the Company’s financial condition and issues facing the Company and decided to forego making any incentive payments to eligible officers even though performance targets were exceeded under the 2005 incentive plans. The incentive award that each of the Named Executive Officers was eligible to receive in early 2006, based on 2005 performance, was as follows: Mr. Post — $1,900,008; Mr. Davis — $1,200,006; Mr. Brandt — $396,686; and Mr. Wheeler — $352,607. These awards were not paid. Similarly, in considering payouts under the 2006 incentive plans in early 2007, the Committee reduced the award amounts by the indicated percentages for Messrs. Post, Davis and Brandt because of an unfavorable Nuclear Regulatory Commission regulatory assessment relating to the Palo Verde Nuclear Generating Station: Mr. Post (31%); Mr. Davis (28%); and Mr. Brandt (28%). Mr. Wheeler’s incentive was not reduced since he had no direct or indirect responsibility for Palo Verde. Mr. Edington was not hired by the Company until early 2007 and did not participate in the 2005 and 2006 incentive plans.
     On January 23, 2008, the Board, acting on the recommendation of the Committee, approved the Company’s 2008 annual incentive plans and, on January 22, 2008, the Committee approved the CEO component of such plans. The 2008 incentive plans are substantially similar to the 2007 Incentive Plans. We described the 2008 incentive plans and the award opportunities for our Named Executive Officers under those plans in our Current Report on Form 8-K filed on January 28, 2008.
     Long-Term Incentives. In late 2006, we restructured our long-term compensation program to change the type of grants but not the overall incentive potential. Under our restructured program, long-term incentives will generally consist of 50% performance shares and 50% RSUs. Although we believe that performance shares best tie long-term compensation to shareholder value, adding RSUs to the program allows us to balance the goals of maximizing performance and promoting officer retention.

Although we issued stock ownership incentive awards in prior years, we did not issue such awards in 2007 and, at present, we do not anticipate that we will be issuing them in the future. However, in 2007, we adopted stock ownership guidelines that we describe on page 27 of this proxy statement under the heading “Do we have stock ownership guidelines for our Named Executive Officers?”
     We have not granted stock options to the Company’s executive officers since 2003, except for a single grant in 2004 in connection with an officer’s employment agreement. We began voluntarily expensing stock options in 2002, although the accounting rules requiring the expensing of stock options did not apply to us until January 1, 2006. Stock options are not currently, and are not expected to be, a component of our long-term compensation program in the foreseeable future.
     To determine the amount of performance share and RSU awards, the Committee first establishes a target compensation value for each officer that it wants to deliver through long-term equity awards. It considers various factors, including the retention value of the total compensation package and the long-term equity component in light of the competitive environment. The Committee also considers target value in light of the Company’s budget and performance. Once the target value is established, the Committee determines the number of shares subject to the awards by reference to the then current value of the Company’s common stock.
     Performance Shares. We use performance shares to promote long-term performance. Generally, each recipient of performance shares is entitled to receive shares of common stock at the end of a three-year period based upon the Company’s earnings per share growth rate during that three-year period compared to the earnings per share growth rate of the S&P 1500 Super Composite Electric Utility Index over the same period. For the performance shares granted in 2007, the three-year performance period is from January 1, 2007 to December 31, 2009. The earnings per share growth rate for the three-year performance period is the compounded annual-growth rate of a company’s earnings per share from continuing operations (plus SunCor’s discontinued operations for purposes of calculating the Company’s earnings per share growth), on a fully-diluted basis, during the three-year period. We include SunCor discontinued operations for purposes of calculating the Company’s earnings per share growth primarily to include sales by SunCor of commercial properties in the ordinary course after development is complete, although from time to time other accelerated property sales or sales not in the ordinary course would also be included. We believe that earnings growth provides the best opportunity to align officer performance with shareholder interests.
     Performance share awards that we made in 2002 through 2005 were based on our earnings per share growth rate compared to companies in the S&P 500 Electric Utility Index. Electric utilities are included in that index based on meeting various criteria including being a U.S. company and meeting minimum market capitalization amounts. In 2002, there were 20 companies in the index. By early 2006, the number had fallen to 11 as a result of mergers between companies and companies failing to meet the criteria and being removed from the index. In 2006, we revised our future performance share awards to measure earnings per share growth as compared to companies in the S&P 1500 Super Composite Electric Utility Index. This index has generally the same criteria as the S&P 500 Electric Utility Index and includes the same electric utilities, but it also includes additional electric utilities with smaller market capitalizations amounts. In 2006, when we began using the S&P 1500 Super Composite Electric Index, there were 28 electric utilities in the index. Currently there are 26 electric utilities in the index.
     Based on information provided by Schuster-Zingheim, we have considered using other performance metrics for our performance share awards. For example, many of the companies in our comparator group use total shareholder return instead of, or in addition to, earnings per share growth for this purpose. However, total shareholder return has no widely accepted calculation methodology. So meaningful company-to-company comparison is not assured. We also concluded that results from adding a total shareholder return metric would not generally differ so significantly as to override the simplicity and historical stability of using earnings per share growth.
     Under the performance share awards, the number of shares of common stock a recipient is entitled to receive is determined by the Company’s percentile ranking in the index during the three-year performance period. Generally, the base grant is earned at the 50th percentile, two times the base grant is earned at the 90th percentile or above, and .5 times the base grant is earned at the 25th percentile, which is the threshold for any payout. The recipient must also remain employed with the Company throughout the performance period, unless the recipient retires (in the case of the 2006 and 2007 performance share grants). Under the 2006 and 2007 performance share grants, in the case of an employee’s retirement, the employee is deemed to have been employed through the end of the performance period. A participant who receives an award of performance shares is also entitled to a cash payment equal to the amount of dividends that the participant would have received had he or she owned the shares during the three-year performance period, plus a specified annual rate of interest, compounded quarterly, which, in the case of the 2007 performance share awards, is 5.0%.
     Historically, our first grant of performance shares in 2002 achieved the 30th percentile of the index over the applicable three-year period, and resulted in 60% of the grant being earned. The 2003 grant did not vest because the Company’s performance was below the threshold level, so no award was earned. The 2004 performance share grant achieved the 27.3 percentile ranking on the S&P Electric Utility Index over the applicable three-year period. This resulted in 54.6% of the grant being earned.
     We include performance share awards granted in 2007 in the Summary Compensation Table on page 28 of this proxy statement in the column under “Stock Awards” and in the Grants of Plan-Based Awards table on page 32 of this proxy statement. These awards have been valued in the tables in accordance with SEC rules; however, if the performance targets for the 2007 awards are not achieved, the executives will receive nothing from these awards. The performance share awards granted in 2005 that vested in 2007 are disclosed in the Option Exercises and Stock Vested table on page 37 of this proxy statement in the columns under “Stock Awards.” Outstanding performance shares are also included in the Outstanding Equity Awards At Fiscal Year-End table on page 34 of this proxy statement in the “Equity Incentive Plan Awards” columns under the heading “Stock Awards.”
     We issued additional performance share awards in the first quarter of 2008 for a three-year performance period from January 1, 2008 to December 31, 2010. The terms of these awards are consistent with our prior performance share grants.
          RSUs and Retention Units. We granted RSUs to our Named Executive Officers for the first time in early 2007. In January of 2007, we also made a special award of retention units to Mr. Edington as part of his initial employment package. RSUs and retention units are incentive awards that vest over a number of years if the award recipient remains employed by the Company or one of its subsidiaries. Each RSU or retention unit represents the fair market value of one share of our common stock on the applicable vesting date. The 2007 RSUs and Mr. Edington’s retention unit grant:
•	vest in 25% increments, beginning with respect to RSUs, on February 20, 2008, so that they will be fully vested on February 20, 2011 and with respect to Mr. Edington’s retention units, beginning with one fourth of the award immediately vesting on the grant date, and the remaining increments vesting on the first business day of each January following the grant date, so that the retention units will be fully vested on January 4, 2010;

•	fully vest before the end of the regular vesting period if the participant or Mr. Edington retires or, with respect to Mr. Edington’s retention units, Mr. Edington becomes disabled or dies (unvested RSUs or retention units are forfeited if the participant terminates employment for any other reason);

•	for RSUs, are payable in stock or cash to the participant (the election to receive cash or stock was made by the participant within thirty days of the date that the participant received the grant) as the RSUs vest (retention units are payable only in cash as the retention units vest), in an amount equal to the number of RSUs or retention units vesting multiplied by the fair market value of a share of our common stock on the vesting date in the case of a participant’s or Mr. Edington’s retirement (or in the case of Mr. Edington’s death or disability) before the end of the vesting period, the RSUs and retention units are payable on the dates and in the percentages specified in the vesting schedule, even though fully vested;

•	accrue dividend rights equal to the amount of dividends that a participant or Mr. Edington would have received if the participant or Mr. Edington had directly owned one share of our common stock for each RSU or retention unit held, with the dividend rights payable only on the RSUs or retention units that actually vest, plus interest at the rate of 5% per annum, compounded quarterly; and

•	for RSUs, are not included in the calculation of pension benefits, however, for Mr. Edington’s retention units, are included in the determination of Mr. Edington’s compensation for purposes of calculating pension benefits under our supplemental excess benefit retirement program (the “Retirement Program”), to the extent the retention units ultimately vest.
     We issued additional RSUs in the first quarter of 2008. The terms of these awards are consistent with our prior RSU grants.
     We also made grants of retention units in 2006 to the other Named Executive Officers. The 2006 retention units are substantially similar to the 2007 grant of retention units, except that they vest in one-fourth increments on the first business day of each January following the grant date, so that they will be fully vested on January 4, 2010. The 2007 award to Mr. Edington was intended to put him in the same position as the other executives with respect to the retention unit grant.
     Pension programs, deferred compensation programs and change-in-control agreements.
     The Company also maintains retirement plans, deferred compensation plans and change-in-control arrangements for our officers, including the Named Executive Officers. We believe that these elements of total compensation are essential in order to be competitive in attracting and retaining the caliber of skilled executive talent that we require to be successful. The Committee and the Board consider these elements in setting other elements of executive pay. However, we generally consider the value in the deferred compensation plan to be the participant’s own money and do not give this amount significant weight in making compensation decisions. Similarly, change-in-control payments do not have a significant impact on compensation design. However, in setting annual incentives, we do consider that the change-in-control payment, if triggered, would be based on the average of these amounts for the prior four years.
     We describe our retirement plans under the heading “Discussion of Pension Benefits” beginning on page 39 of this proxy statement. We describe accrued benefits under our retirement plans for each of the Named Executive Officers in the Pension Benefits table beginning on page 38 of this proxy statement. See also the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table beginning on page 28 of this proxy statement.
     We describe our deferred compensation plans under the heading “Discussion of Nonqualified Deferred Compensation” beginning on page 42 of this proxy statement. We describe accrued benefits under our deferred compensation plans for each of the Named Executive Officers in the Nonqualified Deferred Compensation table beginning on page 42 of this proxy statement. See also the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table beginning on page 28 of this proxy statement.
     We describe our change-in-control arrangements under the heading “Potential Payments Upon Termination or Change-in-Control — Change-in-Control Arrangements” beginning on page 45 of this proxy statement. The arrangements are customary “double trigger” agreements that provide severance benefits if, during a specified period following a change-in-control, the Company terminates an employee without “cause” or the employee terminates “for good reason.” We believe that the possibility of strategic transactions or unsolicited offers creates job uncertainty for executives, and that change-in-control agreements are effective tools to provide incentives for executives to stay with the company in light of these uncertainties. In addition, we believe that if the agreements are appropriately structured, as we believe ours to be, they do not deter takeovers or disadvantage stockholders. The Company’s agreements are terminable on six months prior notice, prior to a change-in-control. The Committee regularly reviews the desirability and structure of our change-in-control arrangements and whether to terminate them under this provision. The tax treatment of these arrangements is described below under the heading “What impact do taxation and accounting considerations have on the decisions regarding executive compensation?”
     Perquisites. We have had a long-standing policy of not providing significant perquisites to our executive officers. We describe our perquisites paid to each of the Named Executive Officers in footnote 6 to the Summary Compensation Table on page 28 of this proxy statement.
Why does the Company choose to pay each element of compensation to its Named Executive Officers?
     We choose to pay each element of compensation to further the objectives of our compensation program described above, including the need to attract, retain, and reward key leaders critical to our success by providing competitive total compensation, but with a strong emphasis on performance-based incentives.
How does each element of compensation and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements?
     Before establishing or recommending executive compensation payments or awards, the Committee considers all the components of such compensation, including current pay (salary and bonus, if any), annual and long-term incentive awards, deferred compensation, retirement benefits, outstanding equity awards, perquisites and potential change-in-control severance payments. The Committee considers each element in relation to the others when setting total compensation. See also the discussion under the heading “How does the Company determine the amount (and the formula) for each element of compensation paid to its Named Executive Officers?” on page 19 of this proxy statement.
What impact do taxation and accounting considerations have on the decisions regarding executive compensation?
     Publicly-traded corporations generally are not permitted to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to any of certain top executives, except to the extent the compensation qualifies as “performance-based.” The Company does not use the deduction as a justification for awarding compensation in excess of $1 million. However, to the extent the awards do exceed $1 million, the Company generally believes that it is in the shareholders’ best interests to award compensation that will qualify as “performance-based” in order to take advantage of the deduction. Even so, the Company has not adopted a policy requiring all such compensation to be deductible.

     The Committee and the Board also take into account other tax and accounting consequences of the total compensation program and the individual components of compensation, and weigh these factors when setting total compensation and determining the individual elements of an officer’s compensation package, including the treatment of the awards under FAS 123R. For example, in evaluating the change-in-control provisions discussed above under “What are the elements of the Company’s compensation program? — Pension programs, deferred compensation programs and change-in-control agreements,” the Committee considered that a 20% excise tax is imposed on the executive for certain “golden parachute” payments and that under the change-in-control agreements, the Company must gross-up the officer for this tax. This puts the officer in the same after-tax position as if no such tax were imposed. We describe these tax payments in more detail below under the heading “Potential Payments Upon Termination Or Change-In-Control — Change-in-Control Arrangements — KEESAs” beginning on page 45 of this proxy statement.
Do we have stock ownership guidelines for our Named Executive Officers?
     Yes. In an effort to further align the interests of management and shareholders, effective October 17, 2007, the Board adopted stock ownership guidelines applicable to the Named Executive Officers and certain other officers. We believe that linking a significant portion of an officer’s current and potential future net worth to the Company’s success, as reflected in our stock price, helps to ensure that officers have a stake similar to that of our shareholders. The guidelines also encourage the long-term management of the Company for the benefit of the shareholders.
     The guidelines for each executive officer are based on the executive officer’s position and his or her base salary. The Company expects executive officers to own Company stock having a value equal to a multiple of their annual base salary within five years of the later of the effective date of these guidelines, an executive officer’s appointment, or his or her designation as an executive officer to which these guidelines apply. The types of ownership arrangements counted toward these guidelines are those securities that are beneficially owned by an executive officer in accordance with SEC Rule 13d-3, excluding unexercised options. Compliance with these guidelines will be reviewed on an annual basis. The stock ownership guidelines for the CEO is three times base salary and for the other Named Executive Officers is two times base salary. Mr. Post and Mr. Davis satisfy the stock ownership guidelines and Messrs. Brandt, Edington and Wheeler will have five years from October 17, 2007 to become compliant.
     On October 17, 2007, the Board also adopted a stock retention policy. Under the policy, we expect executive officers to not sell or transfer shares of restricted stock (net of shares utilized to satisfy tax withholding obligations) within six months of the date on which such shares become vested. The term “restricted stock” includes any shares received upon the vesting of restricted stock units. In addition, the executive officers have observed an informal policy that they will generally hold any stock awarded to them by the Company except to the extent necessary to satisfy tax withholding obligations, option exercise costs and brokerage fees.
REPORT OF THE HUMAN RESOURCES COMMITTEE
     The Human Resources Committee of the Board submitted the following report:
     The Human Resources Committee is composed of six non-employee directors, each of whom is independent as defined by NYSE rules and the Company’s Director Independence Standards.
     In accordance with SEC rules, the Human Resources Committee discussed and reviewed the Compensation Discussion and Analysis beginning on page 17 of this proxy statement with management and, based on those discussions and review, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMMITTEE CHAIRMAN	COMMITTEE MEMBERS
Roy A. Herberger, Jr.	Edward N. Basha, Jr.
Susan Clark-Johnson
Pamela Grant
William S. Jamieson
Humberto S. Lopez

SUMMARY COMPENSATION TABLE
     The Summary Compensation Table below includes the following principal information, which is explained in greater detail in the footnotes:
•	Cash compensation. Generally, the cash compensation actually received by our Named Executive Officers for 2007 is the sum of the “Salary,” “Bonus,” and “Non-Equity Incentive Plan Compensation” columns.
It is important to note the difference between such cash compensation and total compensation. Named Executive Officer actual cash compensation in 2007 and the percentage of this amount compared to the “Total” compensation column is as follows: Mr. Post — $2,250,004 (33%); Mr. Brandt — $1,366,799 (58%); Mr. Davis — $1,815,209 (39%); Mr. Edington — $1,246,255 (60%); and Mr. Wheeler — $769,588 (36%). For Mr. Edington, this amount excludes certain payments made in connection with his initial employment with APS that are included in “All Other Compensation” and described in footnote 6 below.
•	Stock awards. Amounts accrued by the Company during 2007 for stock awards (including performance shares and RSUs) are shown in the “Stock Awards” column.
The shares underlying the performance share awards can only be received in future years if the terms of the awards — primarily three-year performance measures — are met. Under the SEC’s disclosure rules, the value given to stock awards in the Summary Compensation Table is the amount of expense accrued by the Company for the awards in the applicable year, even if the awards are subject to performance measures that may never be met.
•	Changes in pension value. Changes in estimated potential future pension benefits are shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.
The change in pension value is based on various factors, including level of compensation and assumptions such as interest rate, discount factors, and mortality tables. A change in any of these assumptions may trigger a change in the amount reported in the table but may not change the actual amount of the benefit payable to the executives.
     Because Mr. Edington and Mr. Wheeler were not named executive officers in the proxy disclosures for our 2007 Annual Meeting, we are including information for them only for 2007.

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)[1]	($)[2]	($)[3]	($)[4]	($)[5]	($)[6]	($)

William J. Post,	2007	950,004	0	1,877,976	0	1,300,000	2,595,365	30,518	6,753,863
Chairman of the	2006	950,004	0	3,725,544	52,644	985,000	2,353,845	31,902	8,098,939
Board and Chief Executive Officer and Chairman of the Board, APS

Donald E. Brandt,	2007	599,999	0	542,513	0	766,800	440,417	24,815	2,374,544
Executive Vice	2006	456,263	0	402,788	9,286	648,000	145,144	24,590	1,686,071
President and Chief Financial Officer and President and Chief Financial Officer, APS

Jack E. Davis,	2007	800,004	0	869,917	0	1,015,205	1,943,556	21,065	4,649,747
President and COO	2006	800,004	99,840	2,115,499	21,334	860,000	2,885,510	24,590	6,806,777
and CEO, APS

Randall K.	2007	547,955	266,000	378,538	0	432,300	1,251	419,247	2,045,291
Edington, Executive Vice President, and Chief Nuclear Officer, APS

Change in
Pension Value
and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)[1]	($)[2]	($)[3]	($)[4]	($)[5]	($)[6]	($)

Steven M. Wheeler,	2007	416,258	0	228,759	0	353,330	1,142,931	19,695	2,160,973
Executive Vice President Customer Service and Regulation, APS

[1]	Pursuant to the agreement with APS under which Mr. Edington was hired, he received a hiring bonus of $200,000. Mr. Edington’s hiring agreement is described under the heading “Employment Agreements” on page 34 of this proxy statement. Mr. Edington also received a cash award in the amount of $66,000 in January 2008 for his work at the Palo Verde Nuclear Generating Station in 2007. In 1999, the Company added an annual grant of 2,000 shares of restricted stock to Jack Davis’ compensation. In 2005 and 2006, because restricted stock was no longer available for issuance under the Company’s equity plans, Mr. Davis was granted a cash payment equal to the value of 2,000 shares of the Company’s common stock.

[2]	This column reflects the dollar amounts accrued by the Company during 2007 and 2006 for financial reporting purposes for stock awards held by the Named Executive Officers and does not reflect value actually received by the Named Executive Officers. The column reflects expense accruals for the following types of stock awards:
•	Performance Shares. We describe the performance shares under the heading “What are the elements of the Company’s compensation program? — Long-Term Incentives — Performance Shares” on page 24 of this proxy statement. With respect to the performance shares, we estimate the amount accrued based upon projections of the Company’s performance against projections of those companies in the comparator group. As earnings per share are reported by comparator companies, as new information becomes available, or as significant changes to the Company’s earnings become known, these estimates are updated. As such, based upon our estimates, the 2007 compensation expense accrued assumes that the following percentages of the target number of shares will be awarded: 2005 grant — 75%, 2006 grant — 100%, and 2007 grant — 75%. Compensation expense recorded for financial reporting purposes in 2006 for the 2004 grant was accrued using 100% of target shares, but the number of shares actually awarded was 54.6% of target shares. The expense accrued for this award in 2006 was adjusted in 2007, and the adjustment is reflected as a deduction in the 2007 stock award columns for each of the Named Executive Officers who were also named executive officers in 2006. In addition, the actual number of shares issued to the Named Executive Officers under the 2005 grant is set forth in the Option Exercises and Stock Vested table on page 37 of this proxy statement. The expense accrued for this award will be adjusted in 2008 to reflect the change from 75% of the target shares to 54.6% of the target shares, consistent with the number of shares actually awarded. The 2006 compensation expense accrued assumes that the following percentages of the target number of shares will be awarded for each grant year: 2004 grant — 100%, 2005 grant — 75%, 2006 grant — 100%. Furthermore, with respect to the 2007 and 2006 grants, pursuant to the terms of the award agreements, the employees become fully vested in the award upon retirement. Because Mr. Post and Mr. Davis had reached the age of retirement and attained the requisite years of service at the grant date, their entire awards were accrued on the grant date. Mr. Brandt’s, Mr. Wheeler’s, and Mr. Edington’s awards are being accrued over the three-year vesting period of the award. Based upon SEC guidance issued in August of 2007, we revised the 2006 amounts to exclude reductions to compensation expense that were made in 2006 but related to prior periods.

•	Retention Units. We describe the retention units under the heading “What are the elements of the Company’s compensation program? — Long-Term Incentives — RSUs and Retention Units” on page 25 of this proxy statement. The retention units that were granted in December of 2006 (and with respect to Mr. Edington, January of 2007) are payable in 25% annual increments, beginning January 3, 2007 (except with respect to Mr. Edington, whose grant was payable beginning January 25, 2007) and ending January 4, 2010. Pursuant to the terms of the award agreement, the employee becomes fully vested in the award upon retirement, although the awards will be paid out over the standard vesting period described in the previous sentence. Under FAS 123R, we are required to accrue the entire compensation expense for retirement eligible employees on the date of the grant, as no additional services are required beyond that date. Because Mr. Post and Mr. Davis had reached the age of retirement and attained the requisite years of service at the grant date (December 13, 2006), their entire awards were accrued on the grant date. Mr. Brandt’s, Mr. Wheeler’s, and Mr. Edington’s awards are currently being accrued over the standard vesting period of the award.

•	Restricted Stock Units. We describe the RSUs under the heading “What are the elements of the Company’s compensation program? — Long-Term Incentives — RSUs and Retention Units” on page 25 of this proxy statement. The RSUs vest in 25% annual increments, beginning February 20, 2008 and ending February 20, 2011. Pursuant to the terms of the award agreement, the employee becomes fully vested in the award upon retirement, although the awards will be paid out over the standard vesting period described in the previous sentence. Because Mr. Post and Mr. Davis had reached the age of retirement and attained the requisite years of service at the grant date, which for purposes of FAS 123R is May 23, 2007, their entire awards were accrued on the grant date. Mr. Brandt’s, Mr. Wheeler’s, and Mr. Edington’s awards are being accrued over the standard vesting period of the award.

•	Ownership Incentive Awards. The likelihood of a Named Executive Officer’s receiving a stock ownership incentive award is considered in the calculation of compensation expense. Because of the significant stock ownership requirements of these awards and the current holdings of the Named Executive Officers, no dollars were accrued in connection with the stock ownership incentive awards granted to Messrs. Post, Brandt, Davis, and Wheeler in 2006. No ownership incentive awards were granted in 2007.

•	Special Grant. As described in footnote 1 to this table, in 1999, the Company added to Jack Davis’ compensation a grant of 2,000 shares of restricted stock. This grant was awarded each year through 2004. In 2005 and 2006, restricted stock was no longer available for issuance under the Company’s equity plans, so Mr. Davis was granted a cash payment equal to the value of 2,000 shares of the Company’s common stock. In 2007, the Board was able to grant stock under the 2007 Plan. This special grant was expensed immediately on the grant date of October 16, 2007 using the closing market price on that date multiplied by the number of shares.
          There were no forfeitures of stock awards during 2006 or 2007.

[3]	This column represents the dollar amount recognized by the Company for financial statement reporting purposes with respect to fiscal year 2006 for stock option grants made in prior years. There were no amounts recognized by the Company for financial reporting purposes in 2007. In order to calculate the 2006 accrual associated with outstanding stock options (which consists of stock options granted in 2003), we used the Black-Scholes option-pricing model .. The following weighted-average assumptions were used to calculate the fair value of the stock options granted in 2003 for purposes of this accrual: risk-free interest rate (3.345%); dividend yield (5.26%) ; volatility (38.03%); and expected life (5 years). The Company did not grant stock options to the Named Executive Officers in 2006 or 2007 and has not granted stock options since 2004. There were no forfeitures of stock options during 2006 or 2007.

[4]	For 2007, this amount consists solely of the awards made under the 2007 Incentive Plans, which are discussed under the heading “What are the elements of our compensation program? — Annual Incentives” in the CDA on page 22 of this proxy statement. For 2006, this amount consists solely of the awards made under the 2006 Pinnacle West Variable Incentive Plan and the 2006 APS Variable Incentive Plan (collectively, the “2006 Plans”). The 2006 Plans are substantively similar to the 2007 Plans and were discussed in the compensation discussion and analysis section of the proxy statement for our 2007 Annual Meeting.

[5]	The amount in this column for 2007 consists of: (i) the estimated aggregate change in the actuarial present value from December 31, 2006 to December 31, 2007 of each of the Named Executive Officer’s accumulated benefit payable under all defined benefit and actuarial pension plans (including supplemental plans and employment agreements) as follows: Mr .. Post — $2,567,583 (Mr. Post is eligible to retire at age 60 and receive the full retirement benefit); Mr. Brandt — $429,500; Mr. Davis — $1,913,968 ( Mr. Davis is 61 and has announced his retirement effective March 1, 2008; he is currently eligible to retire and receive the full retirement benefit); and Mr. Wheeler — $1,134,115; and (ii) the above-market portion of interest accrued under the deferred compensation plan as follows: Mr. Post — $27,782 ; Mr. Brandt — $10,917; Mr. Davis — $29,588; Mr. Edington — $1,251; and Mr. Wheeler — $8,816. As Mr. Edington was not employed by us at December 31, 2006, there is no change in pension value from that date. We describe the special agreement we have with Mr. Edington regarding his benefits under “Employment Agreements” on page 34 of this proxy statement. We describe the present value of Mr. Edington’s accumulated benefit under the special agreement and our pension plans in the Pension Benefits table on page 38 of this proxy statement. The amount in this column for 2006 consists of: (i) the estimated aggregate change in the actuarial present value from December 31, 2005 to December 31, 2006 of each of the Names Executive Officers’ accumulated benefit payable under all defined benefit and actuarial pension plans (including supplemental plans) as follows: Mr. Post — $2,330,983 (Mr. Post is eligible to retire at age 60 and receive the full retirement benefit); Mr. Brandt — $142,091; and Mr. Davis — $2,861,162 (Mr. Davis was 60 and was eligible to retire and receive the full retirement benefit); and (ii) the above-market portion of interest accrued under the deferred compensation plan as follows: Mr. Post — $22,862; Mr. Brandt — $3,053; and Mr. Davis — $24,348. Under the SEC’s disclosure rules, the above-market portion of interest is determined by reference to 120% of the applicable federal long-term rate, with compounding. See the discussion on the rates of interest applicable to the deferred compensation program under the heading “Discussion of Nonqualified Deferred Compensation” on page 42 of this proxy statement.

[6]	The amount in this column for 2007 consists of: (i) the Company’s contributions under the Company’s 401(k) plan as follows: Mr. Post — $10,125; Mr. Brandt — $10,125; Mr. Davis — $10,125; Mr. Edington — $8,791; and Mr. Wheeler — $6,750; (ii) with respect to Mr. Post, executive life insurance premiums in the amount of $9,453; and with respect to each of the Named Executive Officers except Mr. Edington, a $61 premium, and for Mr. Edington, a $41 premium, for an accidental death and dismemberment policy that covers all directors and officers; (iii) for all of the Named Executive Officers except Mr. Edington, perquisites and personal benefits (consisting of a car allowance, a maximum annual physical benefit and, with respect to Messrs. Brandt and Wheeler, financial planning services), in the aggregate amounts as follows: Mr. Post — $10,879; Mr. Brandt — $14,629; Mr. Davis — $10,879; and Mr. Wheeler — $12,884; and for Mr. Edington, perquisites and personal benefits (consisting of a car allowance and a maximum annual physical benefit) in the aggregate amount of $9,969 and $31,958 for relocation expenses in connection with his relocation to Phoenix, Arizona (of which $7,377 is for apartment rental expenses; $13,508 is for rental car expenses; $9,561 is for household goods and automobile transport; and $1,512 is for other travel expenses); and (iv) for Mr. Edington, a tax gross-up payment of $12,336 relating to the relocation expenses and a payment of $277,576 in connection with stock option grants that he forfeited when he became an employee of APS. As part of his agreement, APS agreed to pay Mr. Edington for performance shares and stock options that he held when he left his prior employment, as they would have vested. We describe Mr. Edington’s agreement under the heading “Employment Agreements” on page 34 of this proxy statement. In addition, the amount for Mr. Edington includes a payment of $78,576 made in January 2008 to compensate Mr. Edington for an annual incentive earned in his prior employment but unpaid by his prior employer. The amount for Mr. Edington excludes the aggregate incremental cost to the Company related to assistance provided by the Company in connection with the sale of Mr. Edington’s home as part of his relocation to Phoenix, Arizona. The Company paid Mr. Edington $62,321, which is equal to the estimated equity in his home, and assumed all obligations associated with the maintenance and sale of the home including mortgage payments, landscaping service fees, real estate agent fees, and taxes. The Company’s expenses will be offset by the amount received from the sale of the home. Consequently, the aggregate incremental cost to the Company cannot be determined until the home has been sold.

GRANTS OF PLAN-BASED AWARDS

											All Other
											Stock
					Estimated Possible Payouts			Estimated Future Payouts			Awards:
					Under Non-Equity Incentive			Under Equity Incentive			Number	Grant Date
					Plan Awards[1]			Plan Awards			of Shares	Fair Value of
											of Stock	Stock and
			Approval		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Option
Name	Grant Date		Date		($)[3]	($)	($)	(#)	(#)	(#)	(#)	Awards[2]
William J. Post,	01/16/2007				475,002	950,004	1,425,006
Chairman of the Board and Chief	02/20/2007	[4]						11,250	22,500	45,000		1,089,450
Executive Officer and Chairman of the	05/23/2007	[5]	02/20/2007	[6]							22,500	1,048,050
Board, APS

Donald E. Brandt, Executive Vice	01/17/2007				225,000	450,000	900,000
President and Chief Financial Officer and	02/20/2007	[4]						5,000	10,000	20,000		484,200
President and Chief Financial Officer, APS	05/23/2007	[5]	02/20/2007	[6]							10,000	465,800

Jack E. Davis, President and COO	01/17/2007				300,002	600,003	1,200,006
and CEO, APS	02/20/2007	[4]						5,000	10,000	20,000		484,200

	05/23/2007	[5]	02/20/2007	[6]							10,000	465,800

	10/16/2007	[7]									2,000	83,760

Randall K. Edington, Executive Vice	01/17/2007				1	330,000	660,000
President, and Chief Nuclear Officer, APS	01/25/2007	[8]	01/16/2007	[8]							10,000	505,500
	02/20/2007	[4]						3,050	6,100	12,200		295,362

	05/23/2007	[5]	02/20/2007	[6]							6,100	284,138

Steven M. Wheeler, Executive Vice	01/17/2007				1	222,500	445,000
President Customer Service and Regulation,	02/20/2007	[4]						1,925	3,850	7,700		186,417
APS	05/23/2007	[5]	02/20/2007	[6]							3,850	179,333

[1]	The amounts in this column represent the possible payouts under the 2007 Incentive Plans, which are described under the heading “What are the elements of the Company’s compensation program? — Annual Incentives” in the CDA on page 22 of this proxy statement. The actual amounts paid to the Named Executive Officers are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 28 of this proxy statement.

[2]	The amount in this column represents the full grant date fair value for financial reporting purposes for the 2007 performance share awards, 2007 RSUs and for Mr. Edington, a grant of retention units, and for Mr. Davis, a 2,000 share grant. We describe the performance shares and RSU awards under the heading “What are the elements of the Company’s compensation program? — Long-Term Incentives” on page 23 of this proxy statement.

[3]	As required by SEC rules, the “Estimated Possible Payouts” represent the “threshold,” “target,” and “maximum” payouts the Named Executive Officers were eligible to receive under the 2007 Incentive Plans, although any awards were subject to the discretion of the Human Resources Committee. The actual awards payable to the Named Executive Officers under the 2007 Incentive Plans are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 28 of this proxy statement and reflect reductions from what the Named Executive Officers could have received based solely on the attainment of the performance measures under the 2007 Plans. With respect to Messrs. Edington and Wheeler, the minimum amount payable for which each officer would have been eligible to receive was calculated based on the Company earnings achieving the threshold amount, which would result in no payment with respect to the Company’s earnings portion of the 2007 Incentive Plans, and the business unit results at the lowest possible award. See “What are the elements of the Company’s compensation program? — Annual Incentives” in the CDA on page 22 of this proxy statement for additional information about the 2007 Incentive Plans and the reduced incentive payments.

[4]	This amount represents the 2007 performance share award made pursuant to the 2002 Plan and described under the heading “What are the elements of the Company’s compensation program? — Long-Term Incentives — Performance Shares” in the CDA on page 24 of this proxy statement. Based upon available information about the Company and the comparator companies at the date of the grant, we valued the awards using 100% of the target award and, in accordance with FAS 123R, the closing stock price on the date of the grant.

[5]	This amount represents the 2007 RSU awards made pursuant to the 2007 Plan and described under the heading “What are the elements of the Company’s compensation program? — Long-Term Incentives — RSUs and Retention Units” in the CDA on page 25 of this proxy statement. We valued the RSUs using the number of RSUs awarded multiplied by, in accordance with FAS 123R, the closing stock price on the date of the grant.

[6]	On February 20, 2007, the Human Resources Committee granted the RSUs contingent on shareholder approval of the 2007 Plan at the 2007 Annual Meeting. The 2007 Plan was approved by the shareholders on May 23, 2007.

[7]	This amount represents 2,000 shares granted to Mr. Davis, which grant is described in footnote 2 to the Summary Compensation Table on page 28 of this proxy statement.

[8]	On January 16, 2007, the Human Resources Committee granted Mr. Edington 10,000 retention units contingent upon his actual employment, which was effective on January 25, 2007. The retention units are described under the heading “What are the elements of the Company’s compensation program? — Long-Term Incentives — RSUs and Retention Units” in the CDA on page 25 of this proxy statement.

EMPLOYMENT AGREEMENTS
     Messrs. Post, Davis and Brandt do not have an employment agreement with the Company.
     The Company and Mr. Edington entered into a letter agreement dated December 20, 2006 pursuant to which Mr. Edington is to receive the following: annual base salary of $600,000; a hiring bonus of $200,000 (gross) payable during his first two weeks of employment, plus subsequent bonuses of $100,000 (gross) payable on employment anniversary dates in 2008 and 2009 if he is then employed by the Company; participation in the annual incentive plan with a target of 50% and up to a maximum of 100% of annual base salary; an award of 10,000 retention units (see “What are the elements of the Company’s compensation program? — Long-Term Incentives — RSUs and Retention Units” on page 25 of this proxy statement for a description of retention units); annual grants of long-term awards if made by the Committee, with his first grant of performance shares to be in the amount of $125,000; an agreement that if he is employed by APS on the dates on which performance shares and stock options granted to him by his former employer would have vested, APS will make a cash payment to him for the value of such stock grants; a vehicle allowance of $10,008 per year; and certain medical benefits, including lifetime medical coverage for Mr. Edington and his spouse. In addition, the letter agreement provides that his total pension benefit (including the benefit due under the Company’s qualified plan, general non-qualified plan and a special agreement that will be prepared for him) will be the greater of: a) his total pension benefit if he had remained with his former employer for five more years, or b) a pension benefit that will accrue at 10% per year, up to a maximum of 60%, which will vest at five years of service. The percentage is applied to his final average wage (highest 3 years in the final ten years and includes both base salary and annual incentives) to determine his lifetime benefit. In addition, the retention units granted to him in January 2007 are also included in the calculation of pension benefits. See “What are the elements of the Company’s compensation program? — Long-Term Incentives — RSUs and Retention Units” on page 25 of this proxy statement. If he terminates for any reason other than voluntary resignation or termination for cause prior to meeting the vesting as indicated above, part (a) of this paragraph will become payable to him or his spouse. If part (b) of this paragraph applies, it will be paid to him in two forms: one-half of the benefit will be paid to him in a lump sum and the second half of the benefit will be paid to him in a 100% Joint and Survivor annuity that will be calculated by applying the applicable factor to the life annuity benefit. Mr. Edington’s compensation reflects the criticality of his job, Executive Vice President and Chief Nuclear Officer, to the Company, the scarcity of talent for this job, and the importance of his hire for an effective, safe, healthy and environmentally sound nuclear operation.
     The Company and Mr. Wheeler entered into a letter agreement in June of 2001, pursuant to which Mr. Wheeler was credited with ten (10) years of service for purposes of calculating his pension, effective as of June 29, 2001. Mr. Wheeler also received two years of service for pension purposes in each of the first two years of employment.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
				Equity					Awards:	Market or
				Incentive					Number of	Payout
				Plan				Market	Unearned	Value of
				Awards:			Number	Value of	Shares,	Unearned
		Number of	Number of	Number of			of Shares	Shares or	Units or	Shares,
		Securities	Securities	Securities			or Units	Units of	Other	Units or
		Underlying	Underlying	Underlying			of Stock	Stock	Rights	Other
		Unexercised	Unexercised	Unexercised	Option		That	That	That Have	Rights
	Option	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Not	That Have
	Grant	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Date[1]	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)[2]	(#)	($)[2]

William J. Post,	11/18/1998	20,000	0	0	46.78	11/17/2008
Chairman of the	01/20/1999	70,000	0	0	41.00	1/19/2009
Board and Chief	11/17/1999	37,500	0	0	34.66	11/16/2009
Executive Officer	11/15/2000	65,000	0	0	44.03	11/14/2010
and Chairman of the	11/14/2001	65,000	0	0	42.55	11/13/2011
Board, APS	06/19/2002	108,000 [3]	0	0	38.37	06/18/2012
	03/18/2003	85,750	0	0	32.29	03/17/2013
							15,776 [4]	669,060
							22,500 [5]	954,225
									45,000 [6]	1,908,450
									22,500 [7]	954,225

	Option Awards						Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
				Equity					Awards:	Market or
				Incentive					Number of	Payout
				Plan				Market	Unearned	Value of
				Awards:			Number	Value of	Shares,	Unearned
		Number of	Number of	Number of			of Shares	Shares or	Units or	Shares,
		Securities	Securities	Securities			or Units	Units of	Other	Units or
		Underlying	Underlying	Underlying			of Stock	Stock	Rights	Other
		Unexercised	Unexercised	Unexercised	Option		That	That	That Have	Rights
	Option	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Not	That Have
	Grant	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Date[1]	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)[2]	(#)	($)[2]

Donald E. Brandt,		0	0	0
Executive Vice							8,264 [4]	350,476
President and Chief							10,000 [5]	424,100
Financial Officer and President and Chief Financial									10,100 [6]	428,341
Officer, APS									10,000 [7]	424,100
Jack E. Davis,	11/18/1998	13,500	0	0	46.78	11/17/2008
President and COO	11/15/2000	26,250	0	0	44.03	11/14/2010
and CEO, APS	11/14/2001	26,250	0	0	42.55	11/13/2011
							14,273 [4]	605,318
							10,000 [5]	424,100
									20,000 [6]	848,200
									10,000 [7]	424,100
Randall K.		0	0	0
Edington, Executive							7,500 [4]	318,075
Vice President and							6,100 [5]	258,701
Chief Nuclear									6,100 [7]	258,701
Officer, APS

	Option Awards						Stock Awards
Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
				Equity					Awards:	Market or
				Incentive					Number of	Payout
				Plan				Market	Unearned	Value of
				Awards:			Number	Value of	Shares,	Unearned
		Number of	Number of	Number of			of Shares	Shares or	Units or	Shares,
		Securities	Securities	Securities			or Units	Units of	Other	Units or
		Underlying	Underlying	Underlying			of Stock	Stock	Rights	Other
		Unexercised	Unexercised	Unexercised	Option		That	That	That Have	Rights
	Option	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Not	That Have
	Grant	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Date[1]	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)[2]	(#)	($)[2]

Steven M. Wheeler,		0	0	0
Executive Vice							5,259 [4]	223,034
President Customer							3,850 [5]	163,279
Service and									7,700 [6]	326,557
Regulation, APS									3,850 [7]	163,279

[1]	The options became exercisable one-third of the grant per year commencing on the first anniversary of the grant date, except as otherwise specified in footnote 3.

[2]	The amount in this column is calculated by multiplying the closing market price of our common stock at the end of 2007 ($42.41 per share as of December 31, 2007) by the number of retention units, RSUs and performance shares listed for the specified officer.

[3]	These options became exercisable one-third of the grant on June 19, 2003, one-third of the grant on December 19, 2003 and the remaining one-third on December 19, 2004.

[4]	This amount represents the retention units awarded in 2006 for all Named Executive Officers except for Mr. Edington, who was granted retention units in 2007. The retention units, including their vesting schedule, are described under the heading “What are the elements of the Company’s compensation program? — Long-Term Incentives — RSUs and Retention Units” in the CDA on page 25 of this proxy statement.

[5]	This amount represents the RSUs awarded in 2007 that are described, with their vesting schedule, under the heading “What are the elements of the Company’s compensation program? — Long-Term Incentives — RSUs and Retention Units” in the CDA on page 25 of this proxy.

[6]	This amount represents the performance shares granted in 2006. SEC rules require us to assume a number of shares equal to the 50th percentile payout level of the performance shares for the 2006 performance share grants, although the actual number of shares awarded, if any, will not be determined until the end of the performance period, which ends on December 31, 2008. The payout of the performance shares granted in 2005 are reported in the Option Exercises and Stock Vested table on page 37 of this proxy statement. The performance shares granted in 2006 have a performance period beginning on January 1, 2006 and ending on December 31, 2008. They otherwise are substantially identical in operation with the 2007 performance shares that are described in footnote 7 below.

[7]	This amount represents the performance shares granted in 2007. SEC rules require us to assume a number of shares equal to the 50th percentile payout level of the performance shares for the 2007 performance share grants, although the actual number of shares awarded, if any, will not be determined until the end of the performance period, which ends on December 31, 2009. The performance shares granted in 2007 are described with their vesting schedule under the heading “What are the elements of the Company’s compensation program? — Long-Term Incentives —Performance Shares” in the CDA on page 24 of this proxy.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized On	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)[1]	(#)[2]	($)[3]

William J. Post, Chairman of the Board and Chief Executive Officer and Chairman of the Board, APS	16,500	32,727	22,102	873,686
Donald E. Brandt, Executive Vice President and Chief Financial Officer and President and Chief Financial Officer, APS	0	0	5,729	248,334
Jack E. Davis, President and COO and CEO, APS	0	0	13,582	573,060
Randall K. Edington, Executive Vice President and Chief Nuclear Officer, APS	0	0	2,500	126,375
Steven M. Wheeler, Executive Vice President Customer Service and Regulation, APS	0	0	4,727	196,721

[1]	Represents the number of options exercised multiplied by the difference between the market price of the Company’s common stock on the exercise date and the exercise price of the options. Mr. Post retained all shares received upon the exercise of options, except for those sold for the purpose of meeting option exercise costs and estimated tax-withholding requirements. As a result, rather than “realizing” value on the option exercises, Mr. Post essentially converted the “in-the-money” value of the options, less taxes, into 389 shares of Company common stock.

[2]	The amount in this column consists of: (i) performance shares granted in February of 2005 that vested as of the end of the applicable performance period (December 31, 2007) as follows: Mr. Post — 16,844; Mr. Brandt — 2,975; Mr. Davis — 6,825; and Mr. Wheeler — 2,975, which were issued on March 18, 2008; (ii) retention units that were granted to Messrs. Post, Davis, Brandt and Wheeler in December 2006 and that vested in part on January 3, 2007 as follows: Mr. Post — 5,258; Mr. Brandt — 2,754; Mr. Davis — 4,757; and Mr. Wheeler — 1,752; (iii) retention units that were granted to Mr. Edington in January 2007 and that vested, with respect to 2,500 units, on January 25, 2007; and (iv) the 2007 stock grant award to Mr. Davis of 2,000 shares issued on October 16, 2007. The performance shares, RSUs and retention units are described in “What are the elements of the Company’s compensation program? — Long Term Incentives” on page 23 of this proxy statement. For more information on Mr. Davis’ grant, see footnote 2 to the Summary Compensation Table on page 29 of this proxy statement.

[3]	The value realized for the performance shares granted in 2005, the grant to Jack Davis and the retention units is calculated by multiplying the number of shares of stock or units vested by the market value of the common stock on the vesting date, which for the performance shares was $35.79, for the grant to Mr. Davis was $41.88, for the retention units for Messrs. Post, Davis, Brandt and Wheeler was $51.51, and for the retention units for Mr. Edington was $50.55.

PENSION BENEFITS
     The Pension Benefits table below includes estimates of the potential future pension benefits for each Named Executive Officer based on the actuarial assumptions used for financial reporting purposes, such as the life expectancy of each Named Executive Officer and his spouse and “discount rates.” As shown in the table, a key component of these estimates is each Named Executive Officer’s years of service to the Company.

		Number of				Payments
		Years Credited		Present Value of		During Last
		Service		Accumulated Benefits		Fiscal Year
Name	Plan Name	(#)		($)[1]		($)

William J. Post, Chairman of	Pinnacle West Capital Corporation Retirement Plan	35		1,196,073	[2]	0
the Board and Chief
Executive Officer and Chairman of the Board, APS	Pinnacle West Capital Corporation Supplemental Excess Benefit Retirement Plan (the "Supplemental Plan")	25	[3]	12,366,194	[2]	0

	Arizona Public Service Company Deferred Compensation Plan (the "APS Plan")	N/A	[4]	1,043,916	[5]	0
Donald E. Brandt, Executive	Pinnacle West Capital Corporation Retirement Plan	5		96,566	[6]	0
Vice President and Chief
Financial Officer and President and Chief Financial Officer, APS	Pinnacle West Capital Corporation Supplemental Excess Benefit Retirement Plan	5		850,791	[6]	0
Jack E. Davis, President and	Pinnacle West Capital Corporation Retirement Plan	35		1,338,824	[7]	0
COO and CEO, APS
	Pinnacle West Capital Corporation Supplemental Excess Benefit Retirement Plan	25	[3]	11,582,104	[7]	0

	Arizona Public Service Company Deferred Compensation Plan	N/A	[8]	1,254,304	[9]	0
Randall K. Edington,	Pinnacle West Capital Corporation Retirement Plan	1		13,235	[10]	0
Executive Vice President and
Chief Nuclear Officer, APS	Pinnacle West Capital Corporation Supplemental Excess Benefit Retirement Plan	1		178,248	[10]	0

	Employment agreement	N/A		2,883,765	[10]
Steven M. Wheeler,	Pinnacle West Capital Corporation Retirement Plan	7		177,380	[11]	0
Executive Vice President
Customer Service and Regulation, APS	Pinnacle West Capital Corporation Supplemental Excess Benefit Retirement Plan	7	[12]	905,216	[12]	0

	Employment agreement	12	[12]	2,477,882	[12]

[1]	See Note 8 of the Notes to Consolidated Financial Statements in the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for additional information about the assumptions used by the Company in calculating pension obligations.

[2]	The amount shown is the present value of Mr. Post’s accumulated benefits to be paid at age 60, the earliest age at which he could retire with no reduction in benefits.

[3]	Under the terms of this plan, no additional benefit is awarded for credited years of service over 25 years of service.

[4]	Mr. Post made his contribution to the APS Plan in 1986. He became vested in the payout at age 55, 19 years from the date of his investment. This plan was only offered from 1984-1986. For a description of the APS Plan, see “Discussion of Pension Benefits — APS Plan” on page 41 of this proxy statement.

[5]	Represents the present value of Mr. Post’s benefit under his current election to begin these payments at age 60.

[6]	The amount shown is the present value of Mr. Brandt’s accumulated benefits to be paid at age 65.

[7]	The amount shown is the present value of Mr. Davis’ accumulated benefits to be paid currently, since Mr. Davis is currently eligible to retire with no reduction in benefits. Mr. Davis announced his retirement effective March 1, 2008.

[8]	Mr. Davis made his contributions to the APS Plan in 1984 and 1985. He became vested in the payout at age 55, 17 years from the date of his initial investment. As noted in footnote 4, this plan was only offered from 1984-1986. For a description of the APS Plan, see “Discussion of Pension Benefits — APS Plan” on page 41 of this proxy statement.

[9]	The benefit amount is the present value of Mr. Davis’ benefit under his current election to begin these payments at age 62.

[10]	The amounts shown are the present values of Mr. Edington’s accumulated benefits to be paid after five years of service, the earliest time at which he could retire with no reduction in benefits. Mr. Edington is currently not vested in the present value of his Retirement Plan and Supplemental Plan benefits; however, if he were to leave the Company prior to retirement, these amounts could be payable to him under his employment agreement. With respect to Mr. Edington’s employment agreement, see “Employment Agreements” on page 34 of this proxy statement.

[11]	The amount shown is the present value of Mr. Wheeler’s accumulated benefit to be paid at age 65, the earliest age at which he could retire with no reduction in benefits.

[12]	The amount shown is the present value of Mr. Wheeler’s accumulated benefit to be paid at age 60, the earliest age at which he could retire with no reduction in benefits. Mr. Wheeler has an additional 12 years of service credited to him in the Supplemental Plan pursuant to an agreement with the Company. See “Employment Agreements” on page 34 of this proxy statement.
DISCUSSION OF PENSION BENEFITS
     Supplemental Plan and Retirement Plan. The Supplemental Plan provides retirement benefits for key salaried employees in addition to those under the Pinnacle West Capital Corporation Retirement Plan (the “Retirement Plan”). Total benefits payable from the Supplemental Plan are reduced by benefits payable from the Retirement Plan so that the Supplemental Plan pays only the difference between the total benefit payable under the Supplemental Plan less the benefit payable under the Retirement Plan. As a result, an executive who participates in the Supplemental Plan does not receive duplicative benefits.
     The Retirement Plan is the Company’s tax-qualified, non-contributory retirement plan for salaried and hourly employees. Prior to April 1, 2003, benefits under the Retirement Plan and the Supplemental Plan accrued in accordance with a traditional retirement plan formula based on average annual compensation and years of service (the “Traditional Formula”). Effective April 1, 2003, the Company modified the formula under which benefits accrue under the Retirement Plan and the Supplemental Plan to a retirement account balance formula (the “Account Balance Formula”). As part of the modification, all participants were able to elect to either (a) continue to earn benefits calculated under the Traditional Formula or (b) earn benefits calculated under the Traditional Formula for service through March 31, 2003, but with respect to service after that date, earn benefits calculated under the Account Balance Formula. The benefits of Messrs. Post, Brandt, and Davis are calculated under the Traditional Formula with respect to service completed prior to April 1, 2003, and under the Account Balance Formula with respect to service completed after April 1, 2003. Mr. Wheeler’s benefits are calculated under the Traditional Formula. Mr. Edington’s benefits in the Retirement Plan and the Supplemental Plan are calculated under the Account Balance Formula; Mr. Edington will be vested in this benefit after completion of five years of service. Mr. Edington’s benefits under his employment agreement with the Company are calculated in accordance with that agreement.
     Under the Traditional Formula of the Supplemental Plan, a participant’s monthly benefit for life beginning at normal retirement age (age 65 with five years of service or age 60 with 20 years of service) is equal to the following:
•	3% of the participant’s average monthly compensation multiplied by the participant’s first ten years of service, plus

•	2% of the participant’s average monthly compensation multiplied by the participant’s next fifteen years of service,

•	minus benefits payable under the Retirement Plan.
     Under the Retirement Plan, a participant’s monthly benefit for life commencing at normal retirement age (age 65 with five years of service or age 60 with 33 years of service) is equal to the participant’s average monthly compensation multiplied by 1.65% for the first 33 years of the participant’s service plus 1% of average monthly compensation for each year of service credited to the participant in excess of 33 years. In addition, the maximum monthly benefit payable under the Traditional Formula under the Supplemental Plan and the Retirement Plan is sixty percent (60%) of the participant’s average monthly compensation.
     Under both the Supplemental Plan and the Retirement Plan, a participant may elect to begin receiving his Traditional Benefit after attaining his early retirement age, which is defined as attainment of age 55 and completion of ten years of service. An individual who elects to begin his Traditional Benefit at his early retirement age will have such benefit reduced to reflect the early commencement of benefits. As of December 31, 2007, Mr. Davis would qualify for normal retirement, Mr. Post would qualify for early retirement under the Supplemental Plan and the Retirement Plan, and Mr. Wheeler would qualify for early retirement under the Supplemental Plan. Mr. Wheeler does not currently qualify for retirement under the Retirement Plan. Neither Mr. Brandt nor Mr. Edington currently qualify for retirement under either the Supplemental Plan or the Retirement Plan.
     Under the Account Balance Formula, a notional account is established for each eligible participant and benefits are generally payable at termination of employment. The Company credits monthly amounts to a participant’s account. In the Supplemental Plan, the Company credits stop at the end of the year in which a participant reaches 25 years of service; since Mr. Post and Mr. Davis had more than 25 years of service at the time they elected the Account Balance Formula, they do not have an Account Balance under the Supplemental Plan. For Mr. Brandt and Mr. Edington, under the Supplemental Plan, Company credits are based on the following formula:

Percent of Monthly Compensation
Age at End of Plan Year	Contribution Rate
Less than 35	12%
35-39	14%
40-44	16%
45-49	20%
50-54	24%
55 and over	28%
     Under the Retirement Plan, Company credits are based on the following formula:

Age Plus Whole Years of Service at	Percent of Monthly Compensation
End of Plan Year	Contribution Rate
Less than 40	4%
40-49	5%
50-59	6%
60-69	7%
70-79	9%
80 and over	11%
     In addition, participants in the Retirement Plan on December 31, 2002 are eligible for up to 10 years of transition credits based on age and years of service (with the maximum transition credit being equal to 2.75% of average monthly compensation).
     For purposes of calculating benefits under both the Traditional Formula and the Account Balance Formula under the Retirement Plan, compensation consists solely of base salary up to $225,000 (as adjusted for cost-of-living), including any amounts voluntarily contributed under the Company’s 401(k) plan and salary reduction contributions under the Company’s flexible benefits plan and its qualified transportation arrangement under Section 132(f) of the Internal Revenue Code. Other components of compensation related to amounts voluntarily deferred under other deferred compensation plans, bonuses and incentive pay are not taken into account. Compensation under the Supplemental Plan does include these additional components of compensation (with certain exceptions) plus base salary beyond the $225,000 limit. In addition, the retention units granted in December 2006 and January 2007 are included in compensation under the Supplemental Plan.

     For purposes of the Traditional Formula under the Retirement Plan, the average monthly compensation is the average of the highest 36 consecutive months of compensation in the final 10 years of employment; under the Supplemental Plan, the average monthly compensation is the average of the highest 36 consecutive months of compensation during employment. For purposes of the Account Balance Formula, contributions are made on the basis of the participant’s then current monthly compensation calculated as described above.
     Although years of service begin accruing on the date of employment, benefits do not vest until the completion of five years of service. Effective January 1, 2008, benefits in the Retirement Plan and the Supplemental Plan will vest after the completion of three years of service. The Company has from time to time granted key executives additional years of service and/or additional benefits as a percentage of average monthly compensation under the Supplemental Plan when necessary and appropriate to recruit and retain such executives. All such arrangements are pursuant to written agreements. Under the terms of Mr. Wheeler’s employment agreement, he received twelve years of service for the purpose of calculating future pension benefits under the Supplemental Plan. Under the terms of Mr. Edington’s employment agreement, he may receive the greater of (a) an amount equal to his total pension benefit if he had stayed at his prior employer for five more years, or (b) a pension benefit which will accrue at 10% per year, up to a maximum of 60% which will vest at five years of service. Our agreement with Mr. Edington is described under “Employment Agreements” on page 34 of this proxy statement.
     Benefits are generally payable, as the participant elects, in the form of a level annuity, with or without survivorship, or a lump sum. However, benefits under the Traditional Formula are generally not available as a lump sum but are paid in the form of an annuity. Optional benefit forms are of relative actuarial value under the Qualified Plan. In the Supplemental Plan, the 50% joint and survivor benefit form is fully subsidized, and the other benefit forms are partially subsidized. Effective January 1, 2009, the Supplemental Plan will include an additional optional five year certain form of payment, which will pay out all benefits in 60 monthly installments.
     Benefits under the Retirement Plan are paid from a tax-exempt trust. Benefits under the Supplemental Plan are paid from the general assets of the Company.
     APS Plan. In 1986, Mr. Post, and in 1984 and 1985, Mr. Davis, elected to contribute to the APS Plan, pursuant to which each will receive an annual payment for a ten-year period following his retirement from the Company. The APS Plan, which was only offered from 1984-1986, allows the participant to elect the post-retirement year in which the installment payments begin, provided the initial year is on or after the participant reaches 60 years of age and on or before the participant reaches 70 years of age. Under the terms of the APS Plan, amounts are paid in ten equal annual installments commencing with the year elected by the participant. Under Mr. Post’s current election, he will receive ten annual installments of $162,020 each beginning at age 60. Under Mr. Davis’ election, he will receive ten annual installments of $172,444 each beginning at age 62. The purpose of the APS Plan was to provide participants with the ability to defer a portion of their compensation and receive in return a monthly retirement benefit.

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant		Aggregate	Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	in Last Fiscal Year	Distributions	Fiscal Year End
Name	($)[1]	($)	($)[2]	($)	($)[3]

William J. Post, Chairman of the Board and Chief Executive Officer and Chairman of the Board, APS	0	0	114,486	0	1,640,961
Donald E. Brandt, Executive Vice President and Chief Financial Officer and President and Chief Financial Officer, APS	396,000	0	44,987	0	644,811
Jack E. Davis, President and COO and CEO, APS	0	0	121,927	0	1,747,624
Randall K. Edington, Executive Vice President and Chief Nuclear Officer, APS[4]	75,000	0	5,156	0	80,156
Steven M. Wheeler, Executive Vice President Customer Service and Regulation, APS	205,834	0	36,330	(142,729)[5]	520,724

[1]	The amount of the executive contribution is solely from the voluntary deferral by the executive of the executive’s designated compensation and does not include any separate Company contribution. These deferred amounts are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Company’s Summary Compensation Table on page 28 of this proxy statement.

[2]	A portion of the amounts reported in this column is also reported as compensation in the Company’s Summary Compensation Table on page 28 of this proxy statement, including, for Mr. Post — $27,782; Mr. Brandt — $10,917; Mr. Davis — $29,588; Mr. Edington — $1,251 and Mr. Wheeler — $8,816. See clause (ii) of the first sentence of footnote 5 to the Summary Compensation Table.

[3]	The historical contributions of each Named Executive Officer to his aggregate balance at December 31, 2007, including “market rate” interest (as defined by the SEC) from the date of each contribution, is as follows: Mr. Post — $1,309,568; Mr. Brandt — $626,959; Mr. Davis — $1,427,450; Mr. Edington — $78,905; and Mr. Wheeler — $479,933. Of the totals in this column, the following amounts have previously been reported in the Summary Compensation Table in this or in the Company’s 2007 proxy statement: Mr. Post — $50,643; Mr. Davis — $53,935; Mr. Brandt — $457,969; Mr. Edington — $76,251; and Mr. Wheeler — $214,650.

[4]	Mr. Edington will not be fully vested until December 31, 2011. In the event Mr. Edington had left the Company on December 31, 2007, his aggregate balance would have been $78,231.

[5]	In December 2001, Mr. Wheeler elected to receive his deferrals during 2002 as a lump sum payment in January 2007, instead of leaving those deferrals in the Plan until his separation from service.
DISCUSSION OF NONQUALIFIED DEFERRED COMPENSATION
     DCP and 2005 Plan. Effective January 1, 1992, the Company established The Pinnacle West Capital Corporation, Arizona Public Service Company, SunCor Development Company and El Dorado Investment Company Deferred Compensation Plan (the “DCP”). Under the DCP, a participant was allowed to defer up to 50% of annual base salary and up to 100% of year-end bonus, which would include awards under regular annual incentive plans, but not special incentive payments. Amounts deferred by participants are credited with interest at various rates. The “Crediting Rate” for any calendar year is the ten-year U.S. Treasury Note rate published on the last business day of the first week of October preceding such calendar year. During 2007, the “Crediting Rate” was 4.70%. The “Bonus Rate” is a rate determined by the plan committee appointed by the Board. During 2007, the Bonus Rate was 2.80%. The “Preferred Rate” is the sum of the Crediting Rate and the Bonus Rate. Distributions may be made (i) within 30 days after the fifth year an amount was deferred (“Short Term Payout”), (ii) on account of an unforeseen emergency, (iii) on account of retirement after attaining age 65 with five years of service or after attaining age 55 with ten years of service (“Retirement Benefit”), (iv) on account of termination prior to retirement (“Termination Benefit”), (v) on account of disability, or (vi) on account of death before termination of employment.
     The Retirement Benefit and Termination Benefit are payable in a lump sum or in five, ten or fifteen year equal annual installments, as elected by the participant. Other benefits are generally paid in a lump sum.
     The interest rate used in determining the amount of the Termination Benefit is as follows:

Years of Plan Participation	Participation Rate
Less than Five	Crediting Rate
Five or More	Preferred Rate
     The interest rate used to calculate installment payout amounts is a fixed rate equal to the average Preferred Rate for the five plan years preceding the plan year in which the participant becomes eligible to receive a benefit, or if the participant has fewer than five plan years of participation, the average Crediting Rate for the period of participation. However, if a terminated participant elects to receive installments at age 55, the applicable rates from the termination date to age 55 are as follows:

Years of Plan Participation	Participation Rate
Less than Five	Crediting Rate
Five or More	Preferred Rate
     Notwithstanding the foregoing, after a change-in-control of the Company, the Company is required to pay benefits using the Preferred Rate.
     Except as provided above, interest is generally credited at the Preferred Rate.
     On December 15, 2004, the Board authorized the adoption of a new nonqualified deferred compensation plan for post-2004 deferrals (the “2005 Plan”). No future deferrals will be permitted under the DCP. The 2005 Plan is based in large part on the DCP as described above, but is subject to the new tax law requirements imposed by Section 409A of the Internal Revenue Code. Under the 2005 Plan, a participant is allowed to defer up to 50% of his or her base salary and up to 100% of his or her bonus, including regular awards under annual incentive plans, but not special awards. Deferral elections of base salary must be made prior to the calendar year in which such base salary will be paid. A deferral election with respect to a bonus must be made before the first day of the calendar year in which the bonus is earned. When making a deferral election, a participant also makes an election regarding the timing and manner of distributions of the participant’s deferrals and interest thereon. Changes in any such election will be permitted only to the extent allowed by Section 409A of the Internal Revenue Code. All distributions under the 2005 Plan will be made in accordance with Internal Revenue Code Section 409A. The 2005 Plan is effective as of January 1, 2005.
     Participation in both the DCP and the 2005 Plan is limited to a select group of management, highly compensated employees, and directors of the Company and participating affiliates.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
     In this section of the proxy statement, we describe the potential payments that each of the Named Executive Officers could receive following termination of employment, including through resignation, severance, retirement, death, disability or a change-in-control of the Company (each, a “Termination Event”). We first describe plans, agreements, or arrangements under which each Named Executive Officer could receive payments following a Termination Event, excluding those that do not discriminate in favor of our executive officers and that are available generally to all salaried employees (“Termination Plans”). We then discuss the potential payments that could be due to each Named Executive Officer under the Termination Plans because of a Termination Event. As required by SEC rules, we have calculated these payments as if each Termination Event occurred on

December 31, 2007, the last business day of 2007, and the price per share of the Company’s common stock is the closing market price on that same day (December 31, 2007 closing market price of $42.41). We also have discussed the assumptions underlying the payments. The payments to the Named Executive Officers under the various Termination Event scenarios described in this section are not intended to affect the Company’s obligations to the Named Executive Officers. Those obligations are subject to, and qualified by, the contracts or arrangements giving rise to such obligations.
     Retirement Benefits
     The Supplemental Plan is described in detail under “Discussion of Pension Benefits” on page 39 of this proxy statement. Assuming a Termination Event (excluding death, which is discussed below) for each of the Named Executive Officers on December 31, 2007, the actuarial present value of each Named Executive Officer’s benefits under the Supplemental Plan and the related assumptions are as follows: Mr. Post — $13,923,128 (assumes election of early retirement on December 31, 2007 and the receipt of his account balance benefit as monthly payments); Mr. Davis — $11,582,104 (assumes election of retirement on December 31, 2007 and the receipt of his account balance benefit as monthly payments); Mr. Brandt — $791,616 (assumes benefits are payable at age 65 and the receipt of his account balance benefit as monthly payments); Mr. Edington — $3,950,342 (assumes (i) pursuant to Mr. Edington’s employment agreement, benefits commence immediately in the form of a 100% joint and survivor monthly annuity, and (ii) Mr. Edington does not voluntarily resign or is not terminated for cause); and Mr. Wheeler — $2,905,259 (assumes election of early retirement on December 31, 2007). Assuming each of the Named Executive Officers died on December 31, 2007, the actuarial present value of each Named Executive Officer’s survivor benefits under the Supplemental Plan are as follows (all amounts assume 100% of the Named Executive Officer’s benefit is paid in the form of a monthly annuity to his spouse for life following his death and that benefit payments commence immediately): Mr. Post — $13,197,828; Mr. Davis — $10,463,487; Mr. Brandt — $1,111,587; Mr. Edington — $3,639,375 and Mr. Wheeler — $3,720,826.
     Mr. Post and Mr. Davis will also receive distributions from the APS Plan that is described under “Discussion of Pension Benefits — APS Plan” on page 41 of this proxy statement. Assuming Mr. Post begins to receive annual payments following his retirement upon reaching 60 years of age, which is his current election, his annual payment would be $162,020 (an actuarial net present value of $1,043,916). Assuming Mr. Davis begins to receive annual payments following his retirement upon reaching 62 years of age, which is his current election, his annual payment would be $172,444 (an actuarial net present value of $1,254,304). Each year thereafter that the initial payment is delayed, the annual installment increases by 6.5%. Assuming Messrs. Post and Davis died on December 31, 2007, the actuarial net present value of their survivor’s benefits are as follows: Mr. Post — $1,036,102 and Mr. Davis — $1,135,565.
     Deferred Compensation Plans
     The DCP and the 2005 Plan are described in detail under “Discussion of Nonqualified Deferred Compensation” on page 42 of this proxy statement. Assuming a Termination Event for each of the Named Executive Officers on December 31, 2007, the combined account balance of each Named Executive Officer under the DCP and the 2005 Plan and their respective distribution elections are as follows: Mr. Post — $1,640,961 (lump sum payment upon retirement or termination); Mr. Brandt — $644,811 (lump sum distribution of $59,240 at age 55, with the balance paid out in annual installments over five years beginning at age 55); Mr. Davis — $1,747,624 (five annual payments upon retirement or termination); Mr. Edington — $78,231 (lump sum distribution upon retirement or termination); and Mr. Wheeler — $520,724 (lump sum distribution of $121,384, with the balance paid out in annual installments over five years). As noted in footnote 3 to the Nonqualified Deferred Compensation table on page 42 of this proxy statement, each of the Named Executive Officers has personally funded substantially all of the amounts in his DCP and 2005 Plan account.
     Incentive Opportunities
     Performance Shares. We describe performance shares under “What are the elements of the Company’s compensation program? — Long-Term Incentives — Performance Shares” on page 24 of this proxy statement. Assuming a Termination Event for each of the Named Executive Officers on December 31, 2007 (except for retirement, which is discussed in the following sentence), (i) all of the Named Executive Officers would be entitled to stock payouts under the 2005 performance share grants if they were employed at any time on December 31, 2007; those grants require the grant recipients to remain employed through December 31, 2007 (see the Option Exercises and Stock Vested table on page 37 of this proxy statement for actual payouts under the 2005 performance share grants), and (ii) none of the Named Executive Officers would be entitled to stock payouts under the 2006 or 2007 performance share grants because those grants require the grant recipients to remain employed through December 31, 2008 and December 31, 2009, respectively. If Messrs. Post and Davis had retired effective December 31, 2007, each would be entitled to receive stock payouts, if any, under the 2006 and 2007 performance share awards if the Company performs at specified levels for the three-year periods ended December 31, 2008 and 2009, respectively. Assuming a 25th percentile payout level for the 2006 and 2007 performance share awards (see footnotes 6 and 7 to the Outstanding Equity Awards at Fiscal Year-End table on page 36 of this proxy statement), they would receive the following stock payouts in early 2009 and 2010 (using the closing market price of common stock at the end of 2007 of $42.41): Mr. Post — $954,225 for 2009 and $477,113 for 2010; and Mr. Davis — $424,100 for 2009 and $212,050 for 2010. Any payment under the performance share awards is contingent on the Company reaching certain levels of performance during the applicable performance period and, unless the Company achieves the performance targets set forth in the award agreement, the executives may receive nothing from these awards. For example, the Company did not achieve the performance goals specified in the performance shares awarded in 2002 and, thus, the performance shares awarded in 2002, based on the non-attainment of the specified performance goals by 2005, lapsed without any value to the executives.
     Retention Units. We describe retention units under “What are the elements of the Company’s compensation program? — Long-Term Incentives — RSUs and Retention Units” on page 25 of this proxy statement. Assuming a Termination Event for each of the Named Executive Officers on December 31, 2007, the following Named Executive Officers, each of whom is fully vested in his Retention Units because of his age and years of credited service, would receive the following amount on the first business day of 2008 (using the actual amount paid): Mr. Post — $230,661; Mr. Davis — $208,683; and the following amounts on the first business day of 2009 and 2010 (using the closing market price on December 31, 2007 of $42.41): Mr. Post — $246,162 for 2009 and $258,738 for 2010; Mr. Davis — $222,707 for 2009 and $234,094 for 2010. Messrs. Brandt, Edington and Wheeler would not be entitled to any payment under their retention units if a Termination Event occurred on December 31, 2007, unless the Termination Event was due to death or disability, in which case with respect to Mr. Brandt, he or his designated beneficiary would receive a payment of $120,814 on the first business day of 2008, and the following amounts on the first business day of 2009 and 2010 (using the closing market price on December 31, 2007 of $42.41): $128,933 for 2009 and $135,567 for 2010; with respect to Mr. Wheeler, he or his designated beneficiary would receive a payment of $76,858 on the first business day of 2008, and the following amounts on the first business day of 2009 and 2010 (using the closing market price on December 31, 2007 of $42.41); $82,023 for 2009 and $86,328 for 2010; and with respect to Mr. Edington, he or his designated beneficiary would receive a payment of $109,672 on the first business day of 2008, and the following amounts on the first business day of 2009 and 2010 (using the closing market price on December 31, 2007 of $42.41): $117,042 for 2009 and $122,975 for 2010. In calculating the potential payments for the retention units in this paragraph, we have assumed that the Company maintains its current quarterly dividend ($.525 per share) during the payout period. The retention units accrue dividend rights plus interest at 5% per annum, compounded quarterly.
     RSUs. We describe RSUs under “What are the elements of the Company’s compensation program? — Long-Term Incentives — RSUs and Retention Units” on page 25 of this proxy statement. Assuming a Termination Event (except for retirement, which is discussed in the following sentence) on December 31, 2007, none of the Named Executive Officers would be entitled to payouts under the 2007 RSU share grants. If Messrs. Post and Davis had retired effective December 31, 2007, both would have been entitled to receive the following amounts on the 20th day of February 2008 (using the closing market price on December 31, 2007 of $42.41): Mr. Post — $250,592; and Mr. Davis — $111,374; and would be entitled to receive the following amounts on the 20th day of 2009, 2010 and 2011 (using the same closing market price): Mr. Post — $263,241 for 2009, $276,535 for 2010, and $290,505 for 2011; and Mr. Davis — $116,996 for 2009, $122,904 for 2010, and $129,113 for 2011. In calculating the potential payments in this paragraph, we have assumed that the Company maintains its current quarterly dividend ($0.525 per share) during the payout period (as explained in greater detail under “What are the elements of the Company’s compensation program? — RSUs and Retention Units” on page 25 of this proxy statement, the retention units and RSUs accrue dividend rights plus interest at 5% per annum, compounded quarterly).
     2007 Incentive Plans. We describe the 2007 Incentive Plans under “What are the elements of the Company’s compensation program? — Annual Incentives” on page 22 of this proxy statement. Assuming a Termination Event for each of the Named Executive Officers on December 31, 2007, the Named Executive Officers (i) would not have been eligible for a 2007 Incentive Plan payout if they had been terminated for cause or voluntarily left the Company on that date and (ii) would have been eligible for a 2007 Incentive Plan payout if they had retired or their employment had been involuntarily terminated (other than for cause) on that date. In any event, the 2007 Incentive Plans provide that the calculation and the amount of award, if any, to each officer, is in the discretion of the Committee. As a result, the Committee’s determination may have been different had an actual Termination Event occurred. See the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 28 of this proxy statement and “What are the elements of the Company’s compensation program? — Annual Incentives” on page 22 of this proxy statement for information about the 2007 Incentive Plans and the reduced incentive payments under those Plans.
     Change-in-Control Arrangements
     KEESAs. The Company has entered into identical Key Executive Employment and Severance Agreements (“KEESAs”) with each of its executive officers, including each of the Named Executive Officers. The Company intends that these agreements provide stability in its key management in the event the Company experiences a change-in-control. The agreements contain a “double-trigger” that provides for certain payments if, during the two-year period following a change-in-control of the Company (the “first trigger”), the Company involuntarily terminates the officer’s employment or the executive terminates his or her own employment following a significant and detrimental change in the executive’s employment (the “second trigger”). In case of an officer’s retirement, death or disability, no payments are made under the officer’s KEESA, except for the payment of accrued benefits; provided, however, that if the officer dies following the officer’s receipt of a second trigger termination notice, the officer’s estate will receive the KEESA payments the officer would have received if the officer had survived. Pursuant to the KEESAs, each of the Named Executive Officer’s is obligated to hold in confidence any and all information in his possession as a result of his employment, during and after the Named Executive Officer’s employment with the Company is terminated.
     The termination payment, if required, is an amount equal to 2.99 times the sum of the executive’s annual salary at the change-in-control as increased to the date of termination plus the annual bonus (including incentive plan payments), as determined by an average over the last four years preceding termination. In addition, the executive is entitled to continued medical, dental and group life insurance benefits at a shared cost until the end of the second year following the calendar year of termination. The termination is treated as a normal termination under the Company’s stock option and benefit plans entitling the executive to exercise outstanding options within three months after termination and causing restrictions on restricted stock to lapse. Outplacement services are also provided. If the limitations described in Section 280G of the Internal Revenue Code are exceeded, the Company will not be able to deduct a portion of its payments. In addition, if these limitations are exceeded, Section 4999 of the Internal Revenue Code imposes an excise tax on all or part of the total payments. The agreement provides for an additional gross up payment equal to the excise tax (plus any penalties and interest) imposed on or with respect to the total payments.
     A change-in-control under the KEESAs includes: (1) an unrelated third party’s acquisition of 20% or more of the Company’s or APS’ voting stock; (2) a merger or consolidation where either the Company or APS combines with any other corporation such that the Company’s or APS’ outstanding voting stock immediately prior to merger or consolidation represents less than 60% of the voting stock of the Company or APS immediately after the merger or consolidation, but excluding a merger or consolidation effected to implement a recapitalization in which no unrelated third party acquires more than 20% of the voting stock of the Company or APS; (3) a sale, transfer or other disposition of all or substantially all of the assets of the Company or APS to an unrelated third party; or (4) the case where the composition of either the Board of the Company or of APS changes such that the members of the Board of the Company (the “Company Incumbent Board”) or of APS (the “APS Incumbent Board”), as of July 31, 2007, no longer comprises at least 2/3 of the Company’s or APS’ Board of Directors. For purposes of this latter provision, a person elected to either Board after July 31, 2007, is treated as a member of the Company Incumbent Board or APS Incumbent Board if his or her nomination or election by shareholders was approved by a 2/3 vote of the members then comprising the Company Incumbent Board or APS Incumbent Board, and it does not include anyone who became a director in an actual or threatened election contest relating to the election of directors.
     Each of the agreements terminates on December 31st of each year upon six months advance notice by the Company to the officer; if the six months advance notice is not given, the agreements will continue for successive one-year periods until the notice is given.
     Assuming a Termination Event triggering payments under the KEESAs for each of the Named Executive Officers on December 31, 2007, each Named Executive Officer would have been eligible to receive the following payments: Mr. Post — (severance payment: $4,585,924; present value of medical, dental, and life benefits: $42,417; and outplacement services: $10,000); Mr. Davis — (severance payment: $3,782,362; present value of medical, dental, and life benefits: $20,724; and outplacement services: $10,000); Mr. Brandt — (severance payment: $2,413,077; present value of medical, dental, and life benefits: $11,645; outplacement services: $10,000; and excise tax gross-up: $1,052,458); Mr. Edington — (severance payment: $1,973,400; present value of medical, dental, and life benefits: $18,460; and outplacement services: $10,000); and Mr. Wheeler — (severance payment: $1,729,371; present value of medical, dental, and life benefits: $18,795; outplacement services: $10,000; and excise tax gross-up: $659,094).
     Life Insurance Arrangements
     Executive Life Plan. In 1992, Mr. Post elected coverage under the Executive Life Plan, which is partially paid for by the Company, and currently provides coverage of $765,000. The estimated present value of the future lifetime amount the Company will pay is $80,921. Mr. Post will contribute an estimated present value future lifetime amount of $6,299 with respect to termination or retirement and $3,753 with respect to a change-in-control.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The members of the Human Resources Committee during the fiscal year ended December 31, 2007 were Messrs. Basha, Herberger, Jamieson, and Lopez and Ms. Grant. None of the members of the Human Resources Committee is or has been an employee of the Company or any of its subsidiaries. There were no interlocking relationships between the Company and other entities that might affect the determination of the compensation of the Company’s executive officers.
PROPOSAL 2 — COMPANY PROPOSAL TO PROVIDE FOR MAJORITY SHAREHOLDER VOTE TO AMEND THE ARTICLES OF INCORPORATION
     The Board of Directors has adopted a resolution, subject to the requisite approval of the Company’s shareholders, to amend the Company’s Articles of Incorporation (“Articles”) to eliminate the two-thirds voting requirement found in the Articles. The text of the proposed amendment to the Articles is attached to this proxy statement as Appendix A. Approval of the proposed amendment to the Articles will require the affirmative vote of the holders of not less than two-thirds of the total voting power of all outstanding shares of voting stock of the Company.
Background
     Since 1985, a two-thirds affirmative vote has been required to approve certain actions. Article Ninth of the Articles currently requires the affirmative vote of the holders of not less than two-thirds of the total voting power of all outstanding shares of voting stock of the Company to approve the following actions:
•	Any amendment to the provisions set forth in Article Third (with respect to Serial Preferred Stock);

•	Any amendment to the provisions set forth in Article Fifth (with respect to the provisions relating to the Board of Directors); and

•	Any amendment to Article Ninth (with respect to an amendment of the Articles).
     This proposal, if adopted, would amend the Articles to eliminate the heightened shareholder voting standard for amendments to Article Third, Article Fifth and Article Ninth. If Proposal No. 2 is adopted, Arizona law would govern the percentage of votes required to amend our Articles in the future. Generally, under Arizona Revised Statutes Section 10-1003, an amendment will be approved if the votes cast approving the amendment exceed the votes cast opposing the amendment. Exceptions to this rule include when Arizona corporate law requires a greater voting standard. For example, a majority of the votes entitled to be cast on the amendment is required to adopt an amendment that creates dissenter’s rights. In addition, a company’s articles of incorporation or its board of directors when it recommends an amendment to shareholders may require a greater voting standard.
Reasons for Proposed Amendment
     In considering the proposal, the Corporate Governance Committee and the Board of Directors considered arguments for maintaining, as well as for eliminating, the two-thirds voting requirement. The Corporate Governance Committee and the Board of Directors considered several arguments that favor retention of the two-thirds provision, including:
•	On May 23, 2007, the Company’s shareholders approved an amendment to the Articles destaggering the Board of Directors by obtaining the affirmative vote of 86% of the outstanding shares entitled to vote and 98% of the votes cast. Retaining the two-thirds voting standard would make it more difficult to re-stagger the Board of Directors or implement other provisions impacting the election of directors;

•	Retaining the two-thirds voting standard would make it more difficult to amend the provisions relating to Serial Preferred Stock, including by limiting the Board of Director’s ability to issue Serial Preferred Stock; and

•	A two-thirds voting requirement provides some protection against self-interested actions by one or a few large shareholders.

     The Corporate Governance Committee and the Board of Directors also considered several arguments against the retention of the two-thirds provision, including:
•	Two-thirds voting requirements can limit the ability of a majority of the shareholders at any particular time to effect change;

•	Lowering the voting threshold can increase shareholders’ ability to participate effectively in corporate governance; and

•	Many shareholders now view two-thirds voting requirement provisions as inconsistent with principles of good corporate governance.
     After weighing all of these considerations, the Corporate Governance Committee and the Board of Directors determined that it was in the best interests of the Company and its shareholders to approve this proposal to amend the Articles to implement a majority vote standard. Accordingly, the Board of Directors, upon recommendation of the Corporate Governance Committee, has unanimously approved for submission to the shareholders the adoption of amendments to the Articles to implement a majority vote standard.
Effect of the Voting Outcome
     If Proposal 2 is approved, the proposed amendment to the Articles must be filed with the Arizona Corporation Commission, at which time the amendment will become effective. The amendment to the Articles will effectively change the voting standard applicable to amendments to Article Third, Article Fifth and Article Ninth from two-thirds to a majority of the total voting power of all outstanding shares of voting stock of the Company. Upon adoption of this proposal, and completion of any required governmental filings, all supermajority provisions in the Company’s Articles of Incorporation and Bylaws will be removed.
     If a quorum is present, approval of Proposal 2 requires the affirmative vote of the shareholders present in person or by proxy at the 2008 Annual Meeting and holding not less than two-thirds, or 66 2/3%, of the total voting power of all outstanding shares of the Company’s voting stock. If you execute and return a proxy, but do not specify how to vote the shares represented by your proxy, the persons named as proxies will vote “FOR” the proposed amendment to the Articles. In determining whether Proposal 2 has received the requisite number of affirmative votes, abstentions and broker non-votes will count for quorum purposes, and will have the same effect as votes against Proposal 2.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2 TO PROVIDE FOR A MAJORITY SHAREHOLDER VOTE TO AMEND THE ARTICLES OF INCORPORATION
PROPOSAL 3 — RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS
INDEPENDENT AUDITORS OF THE COMPANY
     The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of the independent auditors for ratification by the shareholders at the Annual Meeting. Shareholder ratification is not required by the Company’s Bylaws or other applicable legal requirements. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. In the event the shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and the shareholders’ best interests.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2008.

ADDITIONAL INFORMATION
How do we submit shareholder proposals or director nominations for the next Annual Meeting?
     Any shareholder who intends to have a proposal considered for inclusion in the proxy statement and form of proxy relating to the 2009 Annual Meeting of the Shareholders and who wishes to present the proposal at that meeting must submit the proposal in accordance with the applicable rules of the SEC. The Company must receive the proposal at its principal executive office on or before December 11, 2008. A shareholder who intends to present a proposal at the 2009 Annual Meeting but does not wish it to be included in the proxy statement and form of proxy must submit the proposal by the close of business on February 20, 2009 but not earlier than January 21, 2009, in accordance with the applicable provisions of the Company’s Bylaws, a copy of which is available upon written request to the Office of the Secretary. If a shareholder submits a proposal after the close of business on February 20, 2009, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the proposal when and if the proposal is raised at the 2009 Annual Meeting. In addition, any shareholder who wishes to submit a nomination to the Board must deliver written notice of the nomination on or before November 22, 2008 and comply with the information requirements in the Company’s Bylaws relating to shareholder nominations. See “How are nominees for the Board selected?” on page 7 of this proxy statement. The Company suggests that proponents submit their proposals and nominations to the Office of the Secretary by Certified Mail — Return Receipt Requested.
How many Annual Reports and proxy statements are delivered to a shared address?
     If you and one or more shareholders of Company stock share the same address, it is possible that only one Notice of Internet Availability of Proxy Materials was delivered to your address. This is known as “householding.” Any registered shareholder who wishes to receive separate copies of the Notice of Internet Availability of Proxy Materials at the same address now or in the future may:
•	call the Company’s Shareholder Services at 1-602-250-5511;

•	mail a request to receive separate copies to Shareholder Services at P.O. Box 53999, Mail Station 8602, Phoenix, AZ 85072-3999; or

•	e-mail a request to: shareholderdept@pinnaclewest.com;
and the Company will promptly deliver the Notice of Internet Availability of Proxy Materials to you upon your request.
     Shareholders who own Company stock through a broker and who wish to receive separate copies of the Notice of Internet Availability of Proxy Materials should contact their broker.
     Shareholders currently receiving multiple copies of the Notice of Internet Availability of Proxy Materials at a shared address and who wish to receive only a single copy in the future may direct their request to the same phone number and addresses.
How much did this proxy solicitation cost?
     The Board of Directors is soliciting the enclosed proxy. The Company bears the cost of the solicitation of proxies. The Company may solicit consenting shareholders over the internet, by telephone or by mail. The Company has retained Georgeson Inc. to assist in the distribution of proxy solicitation materials and the solicitation of proxies for $8,500, plus customary expenses. As required, the Company will reimburse brokerage houses and others for their out-of-pocket expenses in forwarding documents to beneficial owners of stock.

APPENDIX A
     If Proposal 2, Company Proposal to Provide for Majority Shareholder Vote to Amend the Articles of Incorporation, is approved by the requisite number of shareholders at the 2008 Annual Meeting, Article Ninth of the restated Articles of Incorporation of the Company will be amended to read in its entirety as follows (the second sentence of Article Ninth being eliminated).
     NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

☒	Votes must be indicated (x) in Black or Blue ink.	The Board of Directors recommends a vote “For” the nominees listed in Proposal 1 and “For” Proposals 2 and 3.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

PROPOSAL 1:	Elect the twelve (12) persons listed below to serve as directors until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified.	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐
Nominees:

01) Edward N. Basha, Jr.	07) Humberto S. Lopez
02) Susan Clark-Johnson	08) Kathryn L. Munro
03) Michael L. Gallagher	09) Bruce J. Nordstrom
04) Pamela Grant	10) W. Douglas Parker
05) Roy A. Herberger, Jr.	11) William J. Post
06) William S. Jamieson	12) William L. Stewart
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number of such nominee(s) on the line below.

*Exceptions

PROPOSAL 2:	Approve an amendment to the Company’s Articles of Incorporation to provide for a majority shareholder vote to amend the Articles of Incorporation	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 3:	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the year ending December 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐
In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof, including procedural and other matters relating to the conduct of the meeting.
The undersigned hereby revokes all previous proxies given by the undersigned with respect to the shares represented hereby in connection with the Company’s 2008 Annual Meeting of Shareholders. This Proxy may be revoked at any time prior to a vote thereon.

Signature	Signature	Date

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give your full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.eproxy.com/pnw		TELEPHONE 1-866-580-9477
OR
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
You can view the Summary Annual Report, Form 10-K and Proxy Statement
on the Internet at http://bnymellon.mobular.net/bnymellon/pnw.

PROXY FORM	PINNACLE WEST CAPITAL CORPORATION	PROXY FORM

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MAY 21, 2008.
The undersigned hereby appoints William J. Post and Nancy C. Loftin, individually and together, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Pinnacle West Capital Corporation to be held May 21, 2008, at ten-thirty a.m. (10:30 a.m.), Mountain Standard Time, and at any adjournment or postponement thereof, and to vote as specified in this proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present. The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.
If the undersigned has voting rights with respect to shares of Company common stock under the Pinnacle West Capital Corporation Savings Plan (the “Plan”) then the undersigned hereby directs the trustee of the Plan to vote the shares equal to the number of share equivalents allocated to the undersigned’s account under the Plan on all matters properly coming before the Annual Meeting, and at any adjournment or postponement thereof, in accordance with the instructions given herein. Shares under the Plan for which instructions are not received by midnight on May 19, 2008 will be voted by the trustee in accordance with the trustee’s fiduciary duty. This proxy will be considered to be confidential voting instructions to the Plan trustee and to any entity acting as tabulating agent for the Plan trustee.

ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THOSE SHARES WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲
Dear Shareholders,
The 2008 Annual Meeting of Shareholders of Pinnacle West Capital Corporation will be held at the Herberger Theater Center, Phoenix, Arizona, on May 21, 2008 at 10:30 a.m., Mountain Standard Time. At the meeting, shareholders will be asked to (i) re-elect twelve (12) current directors to serve on the Board until the 2009 Annual Meeting; (ii) approve an amendment to the Company’s Articles of Incorporation to provide for a majority Shareholder vote to amend the Articles of Incorporation; and (iii) ratify the appointment of the Company’s independent auditors for the fiscal year ending December 31, 2008.
Your vote is important and you may vote this proxy in one of three ways — by Internet, by telephone, or by mail. The reverse side of this letter provides voting information for all three (3) voting options. We encourage you to attend the Annual Meeting and have provided a map for your reference.

If you wish to attend and vote at the meeting, provided below is a map to the Herberger Theater Center.

Sincerely,

Nancy C. Loftin

Senior Vice President, General Counsel and Secretary

Validation for the Chase parking structure (only) available at the Annual Meeting registration desk.